UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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HELIOS TECHNOLOGIES, INC.
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Execute. Elevate.

HELIOS TECHNOLOGIES

2024 NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS & PROXY STATEMENT

Dear Shareholders,

In 2023, the Helios Technologies (“Helios”) team continued to execute on the business transformation into an integrated operating company that we laid out nearly four years ago. I am proud of how our team persevered while addressing the impacts of several macroeconomic challenges and geopolitical events in 2023. For further details on our fiscal 2023 performance and the progress we are making please see my Letter to Shareholders in our 2023 Annual Report and 10-K.

We continued to advance on our ESG journey. Highlights included:

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Governance: Our Board always seeks investor input and actively evaluates its governance policies and structure provided in shareholder feedback. As part of our active engagement with our shareholders, we reached out to holders of approximately 83% of our shares outstanding. This year’s topics included: executive compensation, board structure, ESG metrics and trends, capital allocation, and our business transformation. While we believe we have a strong board refreshment process as over half of our board has been refreshed within the past four years, our board has started to actively discuss the timing of proposing the declassification of our board along with a potential transition from plurality to majority voting structure. While a classified board structure has a number of advantages including the promotion of continuity, stability and encouragement for a board to plan for long-term goals, we recognize that a declassified board can better enable stockholders to express a view on each director’s performance by means of an annual vote and further provide stockholders a more active role in shaping and implementing corporate governance policies and holding management accountable for implementing those policies.

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Environmental Sustainability: We made capital investments in our manufacturing and operating strategy to create Centers of Excellence with increased automation and efficiency in operations while supporting our “in the region, for the region” manufacturing strategy. As we have added and acquired additional capacity, we have maintained our disciplined approach to methodically achieving ISO (International Organization for Standardization) certification on our manufacturing sites. ISO is an independent, non-governmental organization that develops standards to ensure the quality, safety and efficiency of products, services, and systems. These standards help our business improve efficiency, productivity, and customer satisfaction. It also provides a framework as we look for continuous improvements and incremental steps toward achieving our long-term commitment of net zero greenhouse gas emission (GHG) by 2050 for our operated assets.

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Social Responsibility: Critical to our evolution is the development of our talent and engagement of our employees. In alignment with our strategy, it is critical that we continue to cultivate, accelerate, and elevate our talent across the organization. In 2023, we launched our global talent management system through Cornerstone that encompasses Helios’ performance management, learning management, and career development. As a part of our new regional structure alignment in Hydraulics, several of our colleagues were given the opportunity to move between operating companies and take on larger roles. We also welcomed a new Chief Financial Officer, Sean Bagan, who brings over 20 years of international business, strategic financial operations, and leadership experience, along with a proven track record of building, growing, and transforming businesses in the U.S. and internationally.

You are cordially invited to attend the Helios Annual Meeting of Shareholders on June 6, 2024 at 9:00 a.m. (Eastern Time), in Boston, MA at The Liberty Hotel, 215 Charles St, Boston, MA 02114. All Helios shareholders of record at the close of business on April 9, 2024 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting even if you do not plan to attend. To ensure you will be represented, as soon as possible please vote by telephone, mail, or online.

On behalf of the Board of Directors and our leadership team, I would like to express our appreciation for your continued interest in and support of Helios Technologies.

Sincerely,

Josef Matosevic

President & CEO

Helios Technologies, Inc.

HELIOS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 6, 2024

Notice is hereby given that the Annual Meeting of Shareholders of Helios Technologies, Inc., a Florida corporation, will be held in person on Thursday, June 6, 2024, at 9:00 a.m. (Eastern Daylight Time) at The Liberty Hotel, 215 Charles St., Boston, MA 02114 for the following purposes:

1.	To elect one Director to serve until the Annual Meeting in 2027, whom shall serve until a successor is elected and qualified or until an earlier resignation, removal from office or death.

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 28, 2024.

3.	To conduct an advisory vote to approve Named Executive Officer compensation.

4.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on April 9, 2024 (referred to herein as the “record date”), are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

We sent a Notice of Internet Availability of Proxy Materials on or about April 25, 2024 and provided access to our proxy materials over the Internet beginning April 25, 2024, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in street name by a brokerage, your broker will supply the Notice of Internet Availability instructions on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you receive paper copies of the materials from your broker by mail, please mark, sign, date and return your proxy card to the brokerage. It is important that you return your proxy to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

Marc A. Greenberg

General Counsel & Secretary

Sarasota, Florida

April 25, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON JUNE 6, 2024

This Proxy Statement and our Annual Report to Shareholders are available at: www.viewproxy.com/HeliosTechnologies/2024 and https://ir.heliostechnologies.com.

2024 Proxy Statement | i

Page
Nonqualified Deferred Compensation	56
Potential Payments Upon Termination or Change of Control	56
CEO to Median Employee Pay Ratio	58
Pay vs. Performance	59
Director Compensation	62
Equity Compensation Plan Information	63

Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm	64

Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation	65

Other Business	66

Requirements, Including Deadlines, for Submission of Proxy Proposals and Nomination of Directors by Shareholders for the 2025 Proxy Statement and Presentation at the 2025 Annual Meeting	67

ii | 2024 Proxy Statement

HELIOS TECHNOLOGIES, INC.

7456 16th Street East

Sarasota, Florida 34243

PROXY STATEMENT

This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you to read the entire proxy statement, which was first distributed to our shareholders on or about April 25, 2024.

 2024 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Thursday, June 6, 2024, at 9:00 a.m. Eastern Daylight Time
Place:	The Liberty Hotel, 215 Charles St., Boston, MA 02114
Record Date:	April 9, 2024
Voting:	Shareholders as of April 9, 2024 (the “record date”) may vote by mail, over the internet or by telephone on or before 11:59 p.m. Eastern Daylight Time on June 5, 2024 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 30, 2024 for shares held in a Plan through one of the following options:

By completing, signing and dating the voting instructions in the envelope provided	By the internet at www.fcrvote.com/HLIO	By telephone at 1-866-402-3905	In person by completing, signing and dating a ballot at the annual meeting

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy or by attending the meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors (the “Board”). If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

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By Internet—If you have Internet access, you may submit your proxy by going to www.fcrvote.com/HLIO and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

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By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-866-402-3905 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

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By Mail—You may vote by mail by returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•	In Person—You may vote by attending the Meeting in person and casting a ballot.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally, by internet or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed or made available over the Internet to shareholders is as of April 25, 2024.

2024 Proxy Statement | 1

PROXY STATEMENT

The close of business on April 9, 2024, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of April 9, 2024, 33,159,682 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on April 9, 2024, on all matters that come before the Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Brokers have the discretionary voting power with respect to the ratification of the appointment of Grant Thornton LLP as our independent public accounting firm.

Vote Required

Directors are elected by a plurality of votes cast (meaning that the one Director nominee who receives the highest number of shares voted “for” the election are elected). “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominee.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal. This proposal is considered a routine matter on which a broker will have discretionary authority to vote on the proposal should a beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote “for,” “against” or “abstain” from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

The advisory vote on Named Executive Officer compensation is approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

2023 FINANCIAL HIGHLIGHTS*

*	See Appendix A for reconciliations of non-GAAP financial measures to our results as reported under generally accepted accounting principles (“GAAP”) in the United States.

2 | 2024 Proxy Statement

PROPOSAL — ELECTION OF DIRECTORS

1	The Board of Directors recommends a vote “FOR” the nominee.

The Board of Directors recommends that you vote “FOR” Mr. Matosevic to serve until the Company’s annual meeting in 2027, or until his successor shall be duly elected and qualified.

The Board of the Company currently consists of seven members. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, until their respective successors are elected and qualified, or until their earlier resignation, removal from office or death.

The term of office of one of the Company’s current seven Directors – Josef Matosevic, will expire at the Meeting. The Nominating Committee to the Board of Directors has selected Mr. Matosevic as nominee to stand for reelection to the Board at the Meeting, to serve until the Company’s annual meeting of shareholders in 2027.

In making its nomination of Mr. Matosevic, the Nominating Committee reviewed the background of Mr. Matosevic and believes he has valuable individual skills and experiences that, taken together, provide the Company with the diversity and depth of knowledge, judgment and vision necessary to provide effective oversight.

Biographical information for the nominee is set forth below under “Directors and Executive Officers.”

Shareholders may vote for up to one nominee for the class of Directors who will serve until the Company’s annual meeting in 2027. If a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast. Shareholders may not vote cumulatively in the election of Directors. In the event that the nominee would be unable to serve, which is not anticipated, the Proxy Committee, which consists of Diana Sacchi and Philippe Lemaitre, will vote for such other person or persons for the office of Director as the Board may recommend.

2024 Proxy Statement | 3

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following tables set forth the names and ages of the Company’s current Directors and current Executive Officers and the positions they hold with the Company. Executive Officers serve at the pleasure of the Board.

Name/Age/Independence/Tenure		Committee Membership (C: Chair)
	Biographies	Audit	Comp.	Nom.	ESG

Philippe Lemaitre, 74 Independent Director and Chairman of the Board Chairman Since: June 2013 Director Since: June 2007

Former Chairman, President and Chief Executive Officer of Woodhead Industries, Inc., a publicly held automation and electrical products manufacturer. Prior to joining Woodhead in 1999, served as Corporate Vice President and Chief Technology Officer of AMP, Inc. and had responsibility for AMP Computer and Telecom Business Group Worldwide. Prior to joining AMP, served as Executive Vice President of TRW, Inc. and also General Manager of TRW Automotive Electronics Group Worldwide. He previously held various management and research engineering positions with TRW, Inc., International TechneGroup, Inc., General Electric Company and Engineering Systems International. Mr. Lemaitre also served as Chairman of the Board of Directors of Multi-Fineline Electronix, Inc. from March 2011 until the sale of the company in July 2016. Has over 35 years of experience in the development of technology and with technology-driven businesses, his track record of successfully managing global business functions including sales, engineering, research and manufacturing operations, and his role as Chairman of another public company provide a wealth of experience in key areas of the Company’s business and governance. Mr. Lemaitre holds a Master of Civil Engineering degree from Ecole Spéciale des Travaux Publics, Paris, France, and a Master of Science degree from the University of California at Berkeley, California.

		●			●

Douglas M. Britt, 59 Independent Director Director Since: December 2016

President and Chief Executive Officer of Boyd Corporation, a multinational leader in engineered materials and thermal management solutions, with a workforce of over 6,000 employees, since May 2020. Previously, he served as President of the Integrated Solutions division of Flex Agility (NASDAQ: FLEX), a leading sketch-to-scale solutions company that provides innovative design, engineering, manufacturing, real-time supply chain insight, and logistics services to companies of all sizes in various industries and end-markets. Responsible for a $19B business within Flex Agility, which operates in over 30 countries with a workforce of over 200,000 employees. From May 2009 to November 2012, Mr. Britt served as Corporate Vice President and Managing Director of Americas for Future Electronics, and from November 2007 to May 2009, was Senior Vice President of Worldwide Sales, Marketing, and Operations for Silicon Graphics. From January 2000 to October 2007, Mr. Britt held positions of increasing responsibility at Solectron Corporation, culminating his career there as Executive Vice President, and responsible for Solectron’s customer business segments including sales, marketing and account and program management functions. As an executive at multinational companies, Mr. Britt has extensive global mergers and acquisition experience, global manufacturing and supply chain expertise and a deep understanding of customer relationships and leading a global business. Mr. Britt holds a Bachelor’s degree in business administration from California State University, Chico, and attended executive education programs throughout Europe, including the University of London.

		C		●

4 | 2024 Proxy Statement

Governance of the Company

Name/Age/Independence/Tenure		Committee Membership (C: Chair)
	Biographies	Audit	Comp.	Nom.	ESG

Laura Dempsey Brown, 60 Independent Director Director Since: April 2020

Previously the Senior Vice President, Communications and Investor Relations for W.W. Grainger, Inc. (NYSE: GWW), a leading broad line supplier of maintenance, repair and operating products, reporting directly to Grainger’s CEO and Chairman, until her retirement in 2018 after 19 years, including serving as Vice President of Marketing, as well as leading the strategy development and operational execution of Grainger’s multi-year market expansion initiative focused on the top 25 U.S. metro markets. Ms. Dempsey Brown also served as the Vice President of Finance for Grainger’s field sales, operations, marketing and e-business functions. Prior to joining Grainger, Ms. Dempsey Brown was a Vice President at Alliant Foodservice and at Dietary Products at Baxter. She began her career at Baxter in 1985 focusing primarily on financial roles in the distribution and manufacturing businesses. Ms. Dempsey Brown has over 18 years in finance or accounting leadership roles and has extensive knowledge in strategy, M&A, corporate governance, crisis management and general overall business acumen. Ms. Dempsey Brown holds a Bachelor’s degree in accounting from Indiana University and obtained designation as a Certified Public Accountant in 1985.

		●			C

Cariappa (Cary) M. Chenanda, 56 Independent Director Director Since: April 2020

Vice President and Officer at Cummins Inc. (NYSE: CMI), a global power provider, whose products range from diesel, natural gas, electric and hybrid powertrains as well as powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Mr. Chenanda has been with Cummins Inc. for 26 years and currently leads their global Emission Solutions business. Previously established and led Cummins Electronics in 2012 and in 2017, and oversaw the unification of the Cummins Electronics and Cummins Fuel System Businesses into one combined business. From 2009 to 2012, served as Executive Director for Global OE Sales and was responsible for new product development at Cummins Filtration in Nashville, TN. From 2007 to 2009, served as the General Manager for the Cummins-Scania Fuel Systems Joint Venture and managed the Fuel Systems startup in Wuhan, China. Between 1998 and 2007, had roles with increasing responsibility in engineering, marketing and purchasing within the Engine Business. Mr. Chenanda has also worked for Ecolab and Robert Bosch GmbH. He is a Certified Purchasing Manager, a certified Six Sigma Green Belt and holds 7 United States patents. Mr. Chenanda currently serves on the Industry Advisory Council for Texas A&M’s Mechanical Engineering and is a board member of the Columbus Regional Hospital Foundation in Indiana. Mr. Chenanda holds an MBA from Indiana University’s Kelly School of Business, an MS in Mechanical Engineering from Texas A&M University and a Bachelor’s in Mechanical Engineering from the University of Mysore, India.

			●		●

2024 Proxy Statement | 5

Governance of the Company

Name/Age/Independence/Tenure		Committee Membership (C: Chair)
	Biographies	Audit	Comp.	Nom.	ESG

Josef Matosevic, 52 President, Chief Executive Officer and Director Non-Independent Director Director Since: June 2020

President and Chief Executive Officer of the Company since June 1, 2020. Currently also serves as non-executive member of the Board of Directors at Electrolux Professional Group. Previously served as Executive Vice President and Chief Operating Officer at Welbilt, Inc. (NYSE: WBT), a global manufacturer of commercial foodservice equipment, since August 2015 as well as interim President and CEO from August through November 2018. Served as Senior Vice President of Global Operational Excellence at The Manitowoc Company, Inc. (NYSE: MTW), a world leading provider of engineered lifting solutions, from 2014 to 2015, and as Executive Vice President of Global Operations from 2012 to 2014. Prior to joining MTW, Mr. Matosevic served in various executive positions with Oshkosh Corporation (NYSE: OSK), a designer, manufacturer and marketer of a broad range of specialty vehicles and vehicle bodies, from 2007 through 2012 as well as Executive Vice President, Global Operations from 2010 to 2012, with responsibility for the defense segment, companies global operating systems and lean deployment. He previously served as Vice President of Global Operations from 2005 to 2007 and Chief Operating Officer from 2007 to 2008 at Wynnchurch Capital, a sub-assembler, distributor and sequencer of complex engineered modules for automotive original equipment manufacturers. Mr. Matosevic has over 27 years of global operating and business experience, with skills and focus on Commercial Sales, M&A, Strategic Operating Systems, Lean Six Sigma practices, automation, and supply chain development. Mr. Matosevic holds a Bachelor’s degree from Bayerische Julius-Maximilian’s Universität in Würzburg, Germany.

Alexander Schuetz, 57 Independent Director Director Since: June 2014

CEO of Knauf Engineering GmbH, an engineering company in the gypsum based construction materials industry, responsible for a portfolio of multinational projects with a total volume of $500 million. Prior to joining Knauf in February 2009, Dr. Schuetz held various management positions in Finance, Business Development, Mergers & Acquisitions, Project Management and General Management in the fluid power industry at Mannesmann and Bosch Rexroth, including as CEO of Rexroth Mexico and Central America from August 2000 to August 2007. From 1998 to 2000, based in Beijing, China, he was responsible for the Finance, Tax and Legal division at Mannesmann (China) Ltd., the holding company for a number of affiliated companies of the Mannesmann Group, including Rexroth, Demag, Sachs and VDO. In 2003, Dr. Schuetz completed the Robert Bosch North America International General Management Program at Carnegie Mellon University. Dr. Schuetz brings a wealth of experience in major growth regions of the world, including Asia and Latin America and global insights into markets and customers to the Company, including the hydraulics industry. Dr. Schuetz holds a Ph.D. in international commercial law from the University of Muenster, Germany.

			●	C

Diana Sacchi, 64 Independent Director Director Since: June 2022

Chief Human Resources Officer at Grameen America, a non-profit micro-finance organization dedicated to lending to women to enable financial mobility. Prior to returning to Grameen America in November 2020, served as EVP & CHRO at Welbilt, (NYSE: WBT), a global manufacturer of commercial foodservice equipment. From June 2014 to January 2016, served as Vice President HR for North America at LG Electronics USA and CHRO at Grameen America, where she built the foundation of the HR function. Ms. Sacchi brings more than 25+ years of global Human Resources expertise in addition to HR advisory and consulting expertise and leadership coaching. Her career includes roles of progressive HR leadership at Avon Products, Bristol Myers Squibb and the United Nations Development Program. As Chief Human Resources Officer for several companies, Ms. Sacchi has advised CEOs, transformed global HR organizations, participated in acquisition and integration activities, and redesigned compensation programs. A leader with exceptional global experience, she has improved the effectiveness of a wide range of organizations, from multi- billion-dollar corporations to nonprofits serving a variety of sectors including manufacturing, cosmetics, electronics, pharmaceuticals, micro-finance and education. Ms. Sacchi holds a B.A. in Psychology from Texas Woman’s University and M.Ed. & M.A. in Psychological Counseling & Organizational Psychology from Columbia University. She is fluent in English, Spanish, and Italian.

			C	●

6 | 2024 Proxy Statement

Governance of the Company

Name/Age/Tenure	Biographies

Josef Matosevic, 52, President, Chief Executive Officer and Director Executive Officer Since: June 2020	Mr. Matosevic’s biography is provided above in Directors Biographies.

Sean Bagan, 48 Chief Financial Officer Executive Officer Since: August 2023

Chief Financial Officer since August 9, 2023. Mr. Bagan joined Helios after spending 23 years at Polaris Inc., a global leader in powersports and off-road innovation. With extensive financial management leadership experience, Mr. Bagan has more than 20 years of international business, strategic financial operations, and leadership experience. His responsibilities scaled with Polaris over the decades in operational finance, international sales, product segments, acquisitions and corporate finance and treasury. In addition to financial management positions, his roles included general management and operational oversight for U.S. and global businesses. He earned his B.A. double major in Accounting and Management from St. John’s University in Minnesota and began his career with Arthur Andersen, LLP. Mr. Bagan also holds a General Management Certificate from Cambridge University’s Judge Business School in England, along with a Certified Public Accountant (Inactive) Certificate from the state of Minnesota.

Matteo Arduini, 51 President Hydraulics, EMEA Executive Officer Since: June 2019

President of Hydraulics, EMEA, previously President, QRC since June 18, 2019. Previously served as General Manager as well as Chief Financial Officer at Faster. From September 2012 to April 2018, Mr. Arduini was with Brevini /Dana Incorporated (NYSE: DAN). He served as the CFO of the Brevini Group and the project leader in Dana’s acquisition of Brevini Group as well as Head of Finance in Dana Brevini Italy. With previous professional experience with Ernst & Young, Ferrari Cars and Technogym, Mr. Arduini graduated from the University of Parma in 1998 with a degree in Economics

Rick Martich, 53 President Hydraulics, Americas Executive Officer Since: March 2023

President of Hydraulics, Americas since March 30, 2023. Previously served as Interim President as well as Co-General Manager of the CVT business through a previous transition. Mr. Martich Enovation Controls in 2006 and progressed from managing customer service and quality, through leading global manufacturing, to operations and international sales. Mr. Martich was promoted to Senior Vice President, Global Operations in November 2020. He has over 25-years of leadership experience in engineering, manufacturing, finance and sales. Mr. Martich began his career in 1994 as a process/project engineer with PPG Industries. He went on to The Boeing Company where he led Lean Manufacturing activities on the 777 Floor Beam value stream and implemented Toyota Production System concepts & tools. He then spent time with Level 3 Communications where he progressed through a variety of roles across finance, engineering, and field services. A Six-Sigma Black Belt, as well as Gemba & Distribution Kaizen Coach, he holds a Bachelor of Mechanical Engineering degree from Georgia Tech and an MBA from The University of Tulsa with a focus in finance.

Lee Wichlacz, 59 President, Electronics Executive Officer Since: December 2022

President, Electronics since December 7, 2022. Previously served as Group Vice President and General Manger - Americas, at Welbilt, Inc. (NYSE: WBT), leading the Americas product lines as well as its global manufacturing, supply chain, technology, and new product introduction teams. Mr. Wichlacz served in multiple leadership roles at Welbilt including Sr. VP Canada Region and Managing Director, Cleveland, Garland and Lincoln; Sr. VP Product Management and Engineering, and Managing Director, Manitowoc Ice; Sr. VP Global Operations and Procurement; VP & GM, Manitowoc Ice; and Director of Engineering, Manitowoc Foodservice. Prior to joining Welbilt in 2007, he spent 21 years with the Healthcare Division of General Electric. He began his career as a design engineer and progressed to various engineering and operations roles, including executive management. Mr. Wichlacz holds a Bachelor’s degree in mechanical engineering from the University of Wisconsin-Platteville as well as a Master’s degree in mechanical engineering from Marquette University.

Marc Greenberg, 47 General Counsel & Secretary Executive Officer Since: January 2022

General Counsel & Secretary since January 4, 2022, having served as Associate General Counsel since January 2021 when he joined the Company. Previously General Counsel to Diversified Maintenance Systems, LLC, a national facilities maintenance services company, from January 2019 to January 2021. Served as Associate General Counsel at Welbilt Corporation (NYSE: WBT), a global manufacturer of commercial foodservice equipment, from 2016-2019. Prior to his corporate experience, Mr. Greenberg was a litigation attorney in the New York/New Jersey area for over seven years. He began his career in New York, New York as a Commercial Real Estate Agent for Newmark Group, Inc. in 1998 before working as a Corporate Specialist for Computershare Trust Company in November 2021. In addition to over 16 years of legal experience, Mr. Greenberg holds a Bachelor’s degree in Economics from Muhlenberg College in Allentown, PA, as well as a Juris Doctorate degree from Nova Southeastern in Davie, FL, and an MBA from Louisiana State University.

2024 Proxy Statement | 7

Governance of the Company

Board Skills and Diversity Matrix

The below matrix summarizes the skills and diversity demographics of our current Board of Directors as of January 1, 2024.

Gender	Independence	Average Age	Refreshment

OVER HALF Of our Board refreshed within the past 4 years

8 | 2024 Proxy Statement

Governance of the Company

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board acts as a collaborative body that encourages broad participation of each of the Directors at Board meetings and in the Committees, described below, on which they serve. The Board believes a majority of Directors should be independent. The independent Directors meet informally, and they also meet in regular executive sessions of the Board. The Company currently separates the functions of Chairman of the Board and Chief Executive Officer. The Chairman of the Board, who is a non-management, independent Director, chairs the meetings of the Board, serves as a nonvoting ex officio member of each of the Board Committees and is a current member of the Audit and ESG Committee. The Chairman approves the agenda for each Board meeting, after soliciting suggestions from management and the other Directors. Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes its leadership structure is appropriate. The Board believes that a governing body comprised of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management.

The Company’s culture emphasizes individual integrity, initiative and responsibility. The Company’s compensation structure does not encourage individuals to undertake undue risk for personal financial gain. The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, considering for approval all transactions involving conflicts of interest and monitoring compliance with the Company’s Code of Business Conduct and Ethics (“Code of Conduct”). The Governance and Nominating Committee historically addressed non-financial risks, including political and economic risks, risks relating to the Company’s growth strategy, and current business risks on a quarterly basis, while providing recommendations to the Board with respect to those and other risks, including leadership development and succession. In March 2021, the Board created a new Environmental, Social and Governance Committee (“ESG Committee”). The ESG Committee addresses the risks previously overseen by the Governance and Nominating Committee related to the global enterprise, including material risks facing the businesses, risks it may face in the future, measures that management has employed to address those risks and other information relating to how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations. As described in greater detail below, to provide guidance to the ESG Committee on these risks, the Company utilizes a bottoms-up approach where its business units report their risks up to management on a quarterly basis, and ultimately to the ESG Committee, who reports out to the full Board on a quarterly basis.

As part of its risk oversight and compliance responsibilities, the Board, in December 2018, and edited in January 2021, adopted a Code of Conduct that serves as an overarching document to supplement similar policies adopted by its subsidiaries. The Code of Conduct has been translated into multiple languages, and training programs are held annually to all Helios employees globally to help ensure the Code of Conduct is understood and observed throughout the Company.

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Governance of the Company

Independence and Committees of the Board of Directors

At its meeting in March 2024, the Board undertook a review of Director Independence. Except as described under “Certain Relationships and Related Transactions,” it was determined there were no reportable transactions or relationships between any of the Directors or any member of the Directors’ immediate families and the Company and its subsidiaries and affiliates. The purpose of this review was to determine the independence of each of the Directors under the rules of the New York Stock Exchange (“NYSE”) and, for Audit Committee and Compensation Committee members, also under the heightened independence standards of the SEC. The Board determined that Messrs. Britt, Chenanda, Lemaitre, Schuetz, and Mses. Dempsey Brown and Sacchi qualify as independent Directors under both the rules of the NYSE and the SEC.

In considering the independence of Mr. Chenanda and his employment at Cummins, the Board took into consideration customer contracts with Cummins and confirmed Mr. Chenanda does not have a material interest. The Board concluded that Mr. Chenanda qualifies as independent under the rules of NYSE. By virtue of his position as President and Chief Executive Officer of the Company, the Board has concluded that Mr. Matosevic does not qualify as independent.

Our Board of Directors has four standing Committees: Audit Committee, Compensation Committee, Environmental, Social and Governance Committee and Nominating Committee. The current composition and responsibilities of the four standing Committees are set forth below. Each committee has adopted a written charter approved by the Board, which is available on the Company’s website at https://ir.heliostechnologies.com/corporate-governance. Each Committee meets regularly throughout the year and reports its actions and recommendations to the Board.

The Company’s website contains the Company’s Bylaws, Corporate Governance Guidelines, Board Committee Charters and Codes of Business Conduct. To view these documents, go to https://www.heliostechnologies.com, click “Investors” and then “Governance.” To view the Company’s SEC filings, including Forms 3, 4 and 5 filed by the Company’s Directors and executive officers, go to https://www.heliostechnologies.com, click on “Investors,” then “SEC Filings” and then “All SEC Filings.”

As discussed below under “Oversight of Environmental, Social and Governance (ESG) Matters,” on March 10, 2021, the Board formally memorialized the Company’s commitment to fundamental ethical principles, including diversity and respect for the dignity of every individual, in the form of the ESG Committee, which assumed the responsibility for overseeing the Company’s corporate governance practices, as well as social, environmental, enterprise risk and other matters. The Governance and Nominating Committee was recast as the Nominating Committee and will continue to nominate Directors with diverse backgrounds in terms of geographic, cultural and subject matter experience, as well as gender, race, national origin and other diverse characteristics, that are complementary to those of the other Directors so the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

Our Board remains active in understanding and overseeing the various risks facing the Company. Effective risk oversight is an essential function of the Board. Beginning in 2022, an updated risk governance framework was implemented to update the Board, on a quarterly basis, on various risks facing the Company, their likelihood and potential impact, and a response plan. That framework was updated in 2023 to provide more insight and input from the business units to the Board.

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Shareholder Recommendations for Nomination as a Director

In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of Directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

A shareholder’s notice of recommendation must set forth:

(a) as to each person whom the shareholder proposes be considered for nomination for election as a Director

(i)   the name, age, business address and residence address,

(ii)  his or her principal occupation or employment during the past five years,

(iii)   the number of shares of Company common stock he or she beneficially owns,

(iv)   any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and

(v)  the consent of the person to serve as a Director, if so elected; and

(b) as to the shareholder giving the notice

(i)   the name and record address of shareholder,

(ii)  the number of shares of Company common stock beneficially owned by the shareholder,

(iii)   a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and

(iv)   a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

Board and Committee Oversight Responsibilities

The Board has adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of Directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders.

As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•  must, above all, be of proven integrity with a record of substantial achievement.

•  must have demonstrated ability and sound judgment that usually will be based on broad experience.

•  must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings and the annual shareholders’ meeting.

•  must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and

•  must be committed to building sound, long-term Company growth.

Director Participation and Relationships

The Board held four meetings during 2023, and all Directors who served in 2023 were present at each meeting. Each Director also attended all meetings of each Committee of which he or she was a member in 2023.

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Governance of the Company

The Board has adopted a policy stating that it is in the best interests of the Company that all Directors and nominees for Director attend each annual meeting of the shareholders of the Company. The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all Directors and nominees for election as Directors at such meeting to attend. The policy further provides that an unexcused absence under the policy should be considered by the Nominating Committee in determining whether to nominate a Director for re-election at the end of his or her term of office. All Directors attended last year’s annual meeting of shareholders.

No family relationships exist between any of the Company’s Directors and Executive Officers. There are no arrangements or understandings between Directors and any other person concerning service as a Director.

Board Diversity and Tenure

Consistent with the Company’s Corporate Governance Guidelines, the Nominating Committee and the Board seek diversity among the members of the Board. The Nominating Committee and the Board believe that considering diversity in terms of gender, race, national origin, as well as geographic, cultural and subject matter experience, creates a Board that can best serve the needs of the Company and its shareholders, and are important factors that are considered when identifying individuals for Board membership. In addition, diversity with respect to tenure is important to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our Directors.

In furtherance of the Board’s active role in succession planning, the

Board has appointed or nominated 4 new Directors since 2020.

Our Directors reflect those efforts and the importance of diversity to the Board. The Board of Directors adheres to the “Rooney Rule” with respect to its consideration of board candidates, which requires the Board to consider female and minority candidates in connection with vacancies. The Board is committed to considering multiple diverse candidates in evaluating any vacancy on the Board to underscore Helios’s commitment to diversity.

In 2022, following the retirement of former Director Marc Bertoneche, the Board was able to further enhance its gender diversity with the nomination and subsequent election of Diana Sacchi to the Board. Of the last three independent Board Members that have been appointed or nominated since 2020, the Company is proud to report that two-thirds or sixty-six percent (66%) have been female. The six independent directors on our Board are now composed of 33% female Directors (excluding our President & CEO Josef Matosevic).

In furtherance of the Board’s active role in diversity, 50% of the

Committee Chairs are women.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. Except as disclosed below, to the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of the Company’s Directors, Officers, and holders of more than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements in 2023. In 2023, (i) each of Philippe Lemaitre, Doug Britt, Laura Dempsey Brown, Cary Chenanda, Diana Sacchi and Dr. Alexander Schuetz filed a late Form 4 that reported one late transaction.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board may do so by writing to the Board, Helios Technologies, Inc., Attn: General Counsel & Secretary, 7456 16th Street East, Sarasota, Florida 34243. Under the process for such communications established by the Board, the Chairman of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the Chairman, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

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Independence and Committees of the Board of Directors

Audit Committee

Current Members:

Doug Britt (Chair)

Laura Dempsey Brown

Philippe Lemaitre

The Audit Committee held

8 meetings in 2023.

Each of the current members of the Audit Committee is financially literate and satisfies the heightened independence standards of Rule 10A-3 under the Exchange Act.

The Board determined, under applicable SEC and NYSE rules, that all of the members of the Audit Committee are independent, and that Mr. Doug Britt meets the qualifications as an Audit Committee Financial Expert, and he has been so designated.

The Audit Committee is responsible for, among other things:

-  Reviewing and approving the selection of the Company’s independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting;

-  Establishing the scope and fees for the prospective annual audit with the independent public accountants;

-  Reviewing the results thereof with the independent public accountants;

-  Reviewing and approving non-audit services of the independent public accountants;

-  Reviewing compliance with existing major accounting and financial policies of the Company;

-  Reviewing the adequacy of the financial organization of the Company;

-  Reviewing management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls;

-  Reviewing areas of financial risk and providing fraud oversight; and

-  Reviewing compliance with federal and state laws relating to accounting practices and to review and approving any transactions with affiliated parties.

The Audit Committee also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters as well as provides oversight for the Company’s compliance with its Code of Conduct, including its confidential ethics reporting hotline. The Code of Conduct is available on the Company’s website at: https://ir.heliostechnologies.com/governance-docs.

No waivers of the Company’s Code of Conduct were requested or granted during the year ended December 30, 2023. The Code of Conduct is available on the Investors page of our website and from the Company upon written request sent to the Corporate Secretary, 7456 16th Street East, Sarasota, Florida 34243.

Compensation Committee

Current Members:

Diana Sacchi (Chair)

Cariappa Chenanda

Alexander Schuetz

(During 2023, Doug Britt served on the Compensation Committee)

The Compensation Committee held 4 meetings in 2023.

Each of the current members of the Compensation Committee satisfies the heightened independence standards of Rule 10C-1 under the Exchange Act.

The Compensation Committee is responsible for, among other things:

-  Overseeing the Company’s compensation program, including executive officer and key management compensation;

-  Administering the Company’s equity incentive and non-employee Director fees plans; and

-  Carrying out the responsibilities required by the rules of the SEC and NYSE.

The Compensation Committee may delegate any of its responsibilities to one or more subcommittees, each to be comprised of at least two of the Compensation Committee’s members. For information regarding the role of our executive officers and the Compensation Committee’s independent compensation consultant in determining or recommending the amount or form of executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

None of the current members of the Compensation Committee have been an Officer or employee of the Company. Additionally, none of our executive officers serve as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

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Governance of the Company

ESG Committee

Current Members: Laura Dempsey Brown (Chair) Cary Chenanda Philippe Lemaitre (During 2023, Alexander Schuetz served on the ESG Committee) The ESG Committee held 4 meetings in 2023.

The ESG Committee is responsible for, among other things:

-  Developing and recommending to the Board corporate governance guidelines and policies for the Company;

-  Overseeing the annual individual performance evaluation on all Board members;

-  Overseeing the enterprise-wide risk management policies of the Company;

-  Monitoring the Company’s compliance with good corporate governance standards; and

-  Overseeing the Company’s significant ESG and sustainability activities and practices.

The ESG Committee is committed to ensuring the governance of the Company is in full compliance with the law, reflects generally accepted principles of corporate governance, encourages flexible and dynamic management and effectively manages the risks of the business and operations of the Company.

Nominating Committee

Current Members: Alexander Schuetz (Chair) Doug Britt Diana Sacchi (During 2023, Laura Dempsey Brown served on the Nominating Committee) The Nominating Committee held 4 meetings in 2023.

The Nominating Committee is responsible for, among other things:

-  Developing and recommending to the Board for adoption, qualifications for members of the Board and its Committees and criteria for their selection;

-  Reviewing and recommending changes which the Committee determines advisable;

-  Identifying and reviewing the qualifications of potential candidates to fill Board positions;

-  Reviewing the suitability for continued service of each Board member prior to term expiration; and

-  Recommending to the Board the nominees to stand for election at each annual meeting of shareholders.

The Nominating Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board, including the use of professional search firms, recommendations from Directors, members of senior management and shareholders. All such candidates for any particular seat on the Board are evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

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Our Purpose, Mission and Shared Values Shape our Culture

The Helios Business System was developed through a transparent stakeholder process that included our employees, customers, and investors. Internally, we worked across the organization to look at our future—how we are going to win, and how we are going to design and build a business system to create a strong differentiation and separate ourselves from the competition. This continues to be the heart of what we do. Our purpose is to provide trusted global brands that deliver technology solutions that ensure safety, reliability, connectivity and control. Our Shared Values include accountability, integrity, inclusion, innovation, and leadership. We believe we embody our purpose and values in all that we do as an organization. This is the foundation for the Helios Business System.

We learned that to be our best, we must achieve our mission which includes:

•	Protecting the business by driving cash flow, developing innovative new products, and creating strong, customer-centric relationships

•	Thinking and acting globally by leveraging global resources and assets, supporting diverse end markets, accelerating innovation, being “in the region for the region”

•	Diversifying markets and revenue, by leading with new technology, and recognizing new opportunities

•	Developing talent by embracing diversity, promoting our Shared Values, promoting a learning organization, instilling a customer- centric culture, and engaging global talent

Our mission is inclusive of not only our strong emphasis on being financially responsible, but also recognizing the non-financial aspects of our business and strategy: the environmental, social and governance topics we must consider if we are to continue to grow and deliver on our purpose.

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Governance of the Company

As an organization, we use our Shared Values as a guide to ensure we act in everyone’s best interest to achieve our mission. We seek to implement our Shared Values throughout our approach, including the ability to recognize and manage Environmental, Social and Governance (“ESG”) risks and opportunities at Helios. These Shared Values are:

We work to keep our promises

We communicate openly and transparently to build trust and create strong relationships through clear expectations and collective goals.

We seek to do the right thing

We are honest, fair, transparent, and always act with the highest standards of ethics to create the trusting relationships that are the lifeblood of our business.

We treat others with dignity and respect

We believe we should treat others as we want to be treated by creating an inclusive, welcoming environment for our colleagues and their ideas.

We cultivate intellectual curiosity to inspire creativity

We create innovative solutions to solve real problems that delight our customers and set us apart from our competition.

We passionately deliver excellence

We are driven to exceed expectations and to motivate excellence in our organization.

These Shared Values are for the entire organization and every employee, no matter their role or function. They are the foundation from which we work and drive our organization forward each day.

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Aligning our Company’s Goals with our Culture

Meeting our goal of becoming the leading provider of premier products and solutions in specialty niche markets through innovative product development and acquisition requires an overarching approach that addresses the core values of our entire business. Every component of our Purpose, the structures we are creating to reach our goal, and our clear step-by-step tactics reflect this goal. Our Shared Values and Mission seek to implement our goal, allowing and embedding that focus across our organization. Our end market performance illustrates the value of deploying these key ESG enablers throughout the Company as well.

   Building in the Region, for the Region

Being “in the region, for the region” is a direct reflection of the strength of the Helios Business System and our ability to use our Shared Values as a guide to create new and innovative approaches to our business. As part of our transformation to an integrated operating company, we have developed a unified operations strategy across the companies in our Electronics and Hydraulics segments. This strategy leverages the breadth of our global footprint and depth of our manufacturing capabilities.

In support of our mission to “Think and Act Globally”, we are driving “in the region, for the region” manufacturing to better align supply chain and manufacturing value streams with customers geographically to shorten lead times, reduce inventory, optimize costs, and mitigate global supply risks. Established manufacturing centers provide scale in North America, and we continue to expand centers in both Asia and Europe to meet growing global demand. Manufacturing locations in the U.S., Canada, Mexico, Italy, Germany, South Korea, China and India provide a range of manufacturing options. We source and supply what we can from a regional perspective while staying true to our focus on delivering high-quality innovative products to our customers. This approach has helped us expand our engineering capacity, scale resources, and develop additional internal capabilities and allow us to produce and sell our solutions locally. This creates value for our customers and shareholders by significantly reducing sourcing and supply risks, avoiding freight costs, and reducing quality issues.

The supply chain for electronics and hydraulic components is complex with many risks, but when viewed through an ESG lens, the opportunities are clear. Our approach to building “in the region, for the region”, as part of our manufacturing strategy, helps us not only address risks like material shortages, environmental footprint and adding diverse talent to our team, but enables us to positively impact the economies and communities in which we operate, all while protecting our margins.

Environmentally, this approach has a significant impact on shipping-related emissions and mitigating weather-related risks and delays. From a social and economic perspective, we are positively impacting local economies. We can attract and retain local talent with diverse perspectives: those who help us create innovative new solutions as well as those in operational functions such as Finance and Human Resources.

   Proven Merger and Acquisition Framework

We have a proven Merger and Acquisition framework around both flywheel and transformational acquisitions which adds value for our customers, partners and shareholders, as well as provides development opportunities for our employees.

We seek companies with innovative cultures who will add capacity and capabilities, fit within our strategic imperatives, and actively prioritize environmental and social responsibility. Our recent acquisitions are examples of strong companies with strong cultures firmly aligned with our commitment to corporate responsibility. The clear priorities we have for companies we acquire are realized because our proven integration model focuses on the retention of employees, strong customer relationships, brand integrity, leveraging engineering expertise, and management culture.

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Governance of the Company

Manufacturing and Operational Centers of Excellence (“CoE”)

Our world-class manufacturing is a competitive tool and a key component of our long-term strategy.

As part of our transformation to an integrated operating company, we have developed a unified operations strategy across the companies in our Electronics and Hydraulics segments. This strategy leverages the breadth of our global footprint and depth of our manufacturing capabilities.

We completed key Capital Expenditure Projects including the creation of two Regional Operational Centers of Excellence for our Hydraulics segment in North America, the construction of a second facility in Tijuana, Mexico to meet demand and growth for our Electronics segment, as well as the construction of an automated warehouse at our Faster, Italy location.

1.

The facility expansion in Mishawaka, Indiana from our acquisition of Daman Products Company (“Daman”) has become the Hydraulic Manifold Solutions CoE. Helios added 50,000 square feet to the existing 72,000 square foot facility and will combine the manifold machining and integrated package assembly operations from Sun Hydraulics in Sarasota, Florida, the integrated package business from Faster Inc. in Maumee, Ohio and expands Daman’s capacity for core organic growth.

2.

Additionally, Faster’s North American quick release coupling manufacturing has been relocated from Maumee, Ohio to one of the Sun Hydraulics facilities in Sarasota, Florida as part of the ‘Hydraulic Valve and Coupling Solutions CoE’. We have transformed approximately 27,000 square feet of existing space to streamline operations, provide space for future coupling manufacturing, and facilitate technological advancements through our Robert E. Koski Center of Engineering Innovation, enabling the creation of cutting-edge hydraulic solutions for our valued customers.

3.

In response to the growth opportunities for products from its Electronics segment, Helios has expanded into a newly constructed building in Tijuana, Mexico, adding 68,000 square feet of capacity to its existing 198,000 square foot facility. While water-based technology and software solutions remain at the core of Balboa’s expertise, the new facility supports the future growth of the Balboa business along with Helios’ overall Electronics segment, which also includes Enovation Controls and our recent acquisition, i3 Product Development (“i3”). As a part of Helios’ ‘in the region for the region’ manufacturing and operating strategy, several Enovation Controls products are already being manufactured at Balboa and this capacity expansion will enable further room for growth as Helios continues to become a global integrated operating company. The expanded space will also be leveraged for growth in intra- and inter-segment system sales, wire harnessing, and innovative product development. It showcases the Company’s dedication to strengthening its leadership positions in its respective end markets while leveraging those strengths to collectively advance its technological capabilities. This will enable Helios to offer even more innovative solutions to diversified end markets.

4.

Our Faster location has been expanded with two additions. First, Faster has added an additional 3,200 square meters (34,400 square feet) of production shopfloor to increase its turning capacity on behalf of SUN and NEM with the aim of becoming a central production hub for the entire EMEA region. A new department of milling machines and cast-iron manifolds has been added for products intended for Faster’s Original Equipment Manufacturers (“OEM”). A prototype department has been created exclusively for R&D testing and sampling for customers as well. Second, our Faster location has been expanded with a newly constructed automated warehouse. The new innovative, flexible, and efficiently built automated warehouse expands our Regional Hydraulics capabilities in Europe and enables us to better service our customers while leveraging a best-in-class manufacturing and operating approach. Built over a nine-month period, the Faster Automated Warehouse is an advanced facility that measures 2,100 square meters (22,600 square feet) has capacity for 6,900 pallets and can service up to 190 pallets/hour. Its central location will allow service to customers globally and advances the Company strategy to support increased:

•

Efficiency: The Faster Automated Warehouse means increased efficiencies — and opens 2,100 square meters (or 22,600 square feet) of floor space in the existing building that can be leveraged for manufacturing.

•

Sustainability: The automated warehouse enables space optimization in the plant to be dedicated to new assembly and turning lines. Additionally, it minimizes the consumption of land by allowing for verticalization.

•	Innovation: The automated processes provide for more accurate and timely service for customers.

•	Flexibility: The layout of the automated warehouse is expandable and enables handling of multiple pallet sizes depending upon the requirements of customers globally.

•

Growth: Together with space saving and flexibility comes the ability to grow production as well as space to allow employees to be trained on and develop new skills tied to new processes and technologies.

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5.

Our Faster, India location has been doubled with the addition of 22,000 square feet. This expansion was carried out for the production of turned components for quick couplings, starting assemblies, and direct sales for the Indian local market. Additionally, the expansion of the production capacity for the milling of cast iron manifolds is underway which includes Faster, Sun Hydraulics and NEM, and will serve as a key production hub in India serving the Motion Control Technologies and Fluid Conveyance Technologies (“MCT-FCT”) Helios Hydraulics segment.

AcceleratingInnovation

Engaging diverse teams to create products, many of which keep end users and our environment safer, starts with a customer-centric culture of innovation, a system solution for our customers, and continues through our responsible approach to manufacturing.

We believe the acquisition of i3 (as described below), will expedite the Company’s efforts to be the most innovative company in the Hydraulics and Electronics market with profitable engineering, consulting and product development services for customer specific solutions.

In most cases, when we design products, especially electronics, we do so in co-development and co-design with the OEM. This allows us to understand and assess any environmental or social risks associated with the solution. Innovation also extends to the investments we make which results in more energy and materials efficient design and modification.

Creating Components that use Less Energy

Through testing and advanced simulation, we intend to improve the energy efficiency of the products we create, including reducing energy use and heat waste. Our brands have adopted this practice as an ongoing initiative for all product designs. As an example, Faster, in their development of a new quick release coupler, will design all components involved with oil flow to be hydrodynamic to improve total coupler flow rate capacity resulting in lower energy consumption. At Sun Hydraulics, testing is performed to determine leakage between the ports of the valve that could result in the valve failing due to pressure drop within the circuit. This approach is not only a critical safety step, but from an environmental standpoint there is also improved energy efficiency of a hydraulics system (less electric or mechanical power to power the system). The eSenseTM solution boasts 100% of the performance at 30% of the power consumption while the LoadMatchTM valve offers 30% or more energy savings from automatic control settings at reduced loads.

Diversifying Markets and Products

Helios continues to focus on providing systems and solutions that solve our customers most pressing requirements. With a differentiated product portfolio and through continuous innovations, we believe our team is in prime position to create aggressive go-to market approaches focused on system sales. Helios also has a responsibility to create products that are long-lasting, keep end-customers safe, and leave as little negative impact on the environment as possible. We regularly review our processes to determine where and how they can be improved to reduce our energy consumption and that of our customers. We also recognize this focus leads us to new markets and solutions that align with our own focus on social and environmental responsibility, for example, in 2023 our commercial strategy was enhanced by enabling our customers’ success with integrated electro-hydraulic and engineered solutions from across the “busbar” of technologies in our portfolio.

One of the key drivers of future growth for both the Electronics and Hydraulics segments is our system sale approach that leverages electronic and hydraulic solutions from our trusted brands. While protecting our existing business, we will provide strategic OEM partners with “system solutions” that ensure the safety, reliability, connectivity and control of their applications.

Our two segments are comprised of approximately 125 direct sales and application specialists serving our customers’ needs. We will continue to use this long successful approach while augmenting our strategy by pursuing system sales at key global OEM’s to drive growth.

Our Hydraulics segment have critical components that identify ourselves in the architecture of the machines as well as creates alignment with stakeholders and expands the space and scope of our strategy. With a combination of Motion Control Technologies (“MCT”) which include the Sun Hydraulics, NEM, Daman, Schultes and CFP brand, with Fluid Conveyance Technologies (“FCT”), which include our Faster and Taimi brands, we are creating critical sealed parts for our customers who demand top performance. The conversations with our customers have now switched from providing great performing parts from our individual brands, to a value proposition which provides:

•	Parts in body solutions which optimize space, flow & performance;

•	Machine casting bodies which reduce weight and cost;

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Governance of the Company

•	Global supply capability – scalable based on manufacturing in region; and,

•	Quick attach couplers which improve uptime and attachment accuracy.

We will accelerate promotion of the Helios brand through system sales while remaining focused on our well-established operating brands.

Our Electronics segment consists of leading international brands in custom-tailored solutions for many industrial and commercial applications, including engines, engine-driven equipment and specialty vehicles with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products through our Enovation Controls, Zero Off, Murphy and HCT brands. With the Balboa and Joyonway brands, we are also an industry leader in the health and wellness market providing globally comprehensive electronic control systems with proprietary and patented technology for therapy bath and traditional and swim spas from a single source.

Our focus is on creating customized systems that solve complex problems for our customers. This allows us to target customers or industries that see value in this level of integration, and as a result, our product list contains a wide variety of OEM applications. Product categories include traditional mechanical and electronic gauge instrumentation, plug and play CAN-based instruments, robust environmentally sealed controllers, hydraulic controllers, pumps and water flow systems, engineered panels, process monitoring instrumentation, printed circuit board assembly and wiring harness design. Our systems can be used in both mobile (DC power applications), as well as fixed (AC power applications).

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Governance of the Company

2023 Product Highlights

Diverted & Connected Solutions

Diverter valves are very popular to make machines versatile and easily install hydraulic tools that require additional lines not originally available. The tilt cylinder flow is the function typically diverted to control for example grapple buckets for telehandlers, excavators or tractor front loader. Thanks to the ‘Diverted & Connected’ Faster solution, all the necessary elements to equip the machine are in a single and smart product, making the installation easier and increasing the reliability of the system. Installation will be fast and easy with an increased reliability of the hydraulics system with potential leak points being reduced due to the additional hoses and fittings. This solution also includes valves and manifolds from Sun Hydraulics, NEM and Daman.

OpenPV

OpenPVTM is a sophisticated set of tools that empowers software developers to create complex applications for rugged OpenPVTM displays offered by Enovation Controls. Offered as a free download and designed from the ground up to be a modular system, OpenPVTM enables developers to create the UI/UX on Company Linux-based OpenViewTM displays with tools such as Qt and Crank Storyboard software development tools. This platform offers experienced developers the freedom to design and implement their tailored applications using their preferred tools and contemporary programming languages.

Cygnus Remote Support Platform

Cygnus Remote Support Platform allows manufacturers and distributors the ability to provide their technicians the tools to be anywhere with a customer using video streaming and screen sharing features, as well as access equipment software to be able to remotely service the product real time in the field. Developed as a software as a service (SaaS) platform to address customers’ challenge of providing service and support to their end customers in a timely, cost-effective manner, service and support technicians can remotely access equipment, see everything a user sees, and identify a solution in record time.

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Taimi Swivel Cartridge

The integration of the Taimi Swivel Cartridges through the distribution channel of its operating company, Sun Hydraulics provides the expansion of product offerings for Sun Hydraulics longstanding sales distribution channels around the globe.

This complementary technology allows Taimi’s uniquely designed components to synergize with Sun’s conventional high quality hydraulic solutions to enter new end markets. These include forestry, marine, offshore, robotics, cranes, underground and open pit mining, construction and demolition, agriculture, railway construction and maintenance, solar power, drilling and material handling.

PowerViewTM P70

With its combination of advanced features, premium display quality, and rugged durability, the PowerViewTM P70 is the perfect solution for both powersports and industrial customers who demand the best and another example of leveraging a new platform across more than one end market to achieve a multiplier effect.

With a 7-inch edge-to-edge, all glass, full-color touchscreen format, the all-new P70 sets the industry standard for sunlight-readability from its optically bonded 1000 Nit glove-friendly display. It also boasts the full I/O (input/output) complement of the PV485, making it a powerful and versatile device. It is packed with features such as Bluetooth, CAN and an internal GPS receiver and 2.5 zone audio out, making it the best choice for powersports OEMs who demand top performance and functionality. 2.4GHz Wi-Fi will also be available in a future software release. For the industrial market, it offers the same core technology, rugged reliability and high-performance as the PV700 in a higher value format. Designed with all-weather durability, it features a rugged, IP67-rated housing that protects against water, dust, and shock, making it suitable for use in the harshest environments.

How we Approach Environmental, Social and Governance (ESG):

A key to our continued growth and innovation abilities is having a deep awareness and understanding of not only our own environmental and social impacts, but those that impact our entire value chain. This perspective is notably reflected in the integrated approach we use to design and manufacture the components we create: from solutions that reduce our customers’ impact on the environment all the way through to how we source materials and use efficient and safe manufacturing practices. This drives us to design and manufacture highly engineered motion control and electronic control technologies: to make the world better, safer, and even more fun.

1.

Internally, our shared values of accountability, Integrity, Inclusion, Innovation and Leadership, are essential to our Helios Business System and guide us to ensure our ESG responsibilities are not managed in silos but connected holistically across every function of our organization.

2.

Externally, investor and customer-centric engagement, as well as frameworks such as the United Nations Sustainable Development Goals (UN SDGs) and the Sustainability Accounting Standards Board (SASB), assist us in identifying ESG impacts that could potentially affect our business and provide insight to the environmental and social topics influencing the industries we serve.

3.

The key characteristics of our augmented strategy – a scalable, relevant plan that guides us to make progress in a meaningful and achievable manner – is also reflective of how we embed ESG across our operations, including:

•	Employing the Helios Business System to hold ourselves accountable;

•	Establishing Board-level ESG oversight and ethical policies;

•	Managing non-financial and ESG topics to support our long-term business strategy;

•	Recognizing and acting upon our own environmental impacts and how a changing climate could impact our business, the markets we serve and the products we design;

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•	Attracting and developing a global, diverse team of innovators and providing safe, efficient manufacturing facilities; and

•	Supporting our employees and the communities in which we operate.

And just like the components we create that help make the world better, our comprehensive approach to ESG makes us better. We invite you to read about our progress in this proxy and follow our journey at: https://heliostechnologies.com/esg.

Holding Ourselves Accountable through Strong ESG Governance

Board Level ESG Governance

ESG Committee

Accountability starts with board-level oversight of ESG to address non-financial topics of interest to our investors, shareholders, and other stakeholders. In March 2021, the Board created the ESG Committee to oversee risks related to the Company’s environmental, social, corporate governance practices, as well as enterprise risk and other matters. In 2022, we added the Chairman of our Board to the ESG Committee.

The purpose of the ESG Committee is to (a) develop and recommend to the Board corporate governance guidelines and policies for the Company, (b) monitor the Company’s compliance with good corporate governance standards and oversee the evaluation of the Board and management against these standards, and (c) oversee the Company’s significant ESG and sustainability activities and practices, which include, among other things, reviewing our ESG and sustainability strategy, initiatives and policies and updates from the Company’s management committee responsible for significant ESG and sustainability activities; charitable contributions by the Company; and community reinvestment activities and performance thereof.

2023 Board Evaluation Program

SELF-EVALUATION	The Board understands that honest and practical evaluations are crucial for good governance and Board effectiveness. Annual evaluations focus on two primary functions of a Board: oversight and decision-making, with an emphasis on Board process, and Board composition. The ESG Committee oversees the annual evaluations with the assistance from the General Counsel & Secretary, and conducts a multi-step process to disseminate, collect and review the results. The ESG Committee then discusses the results of the evaluations and other feedback in a closed session with the Board.
BOARD AND COMMITTEE EVALUATION PROCESS
IMPLEMENTATION & RESULTS	Confidential evaluations and subsequent discussions from the evaluations were instrumental in making enhancements to meeting materials, committee compositions, the Board evaluation process, and interactions with our business leaders, providing Directors with further opportunities for continuing education.

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ESG Responsibility throughout the Organization

2023 Risk Management Program

A successful Risk Management program is critical for the Company to both understand the risks it faces as well as understand the significance of those risks. Effective risk management means attempting to control, as much as possible, future outcomes by acting proactively rather than reactively. An effective risk management program offers the potential to reduce both the possibility of a risk occurring and its potential impact. In 2022, the Board charged the ESG Committee with oversight and responsibility of the Company’s Risk Management Program, and to work closely with management to ensure key controls and processes are in place.

In response to this new oversight, the Company worked with the ESG Committee to create a strong internal process to effectively identify, analyze, and manage risks facing the Company. Rather than an annual risk assessment at an enterprise level, the Company created an internal risk management structure administered by subsidiary sub-committees formed at Sun Hydraulics, Faster, Enovation Controls and Balboa, whereby representatives within each business unit, including Finance, Human Resources, Sales, Operations, Safety and Information Technology, meet on a quarterly basis to:

In turn, these risks were reported up the General Counsel & Secretary and Chief Executive Officer, who then reported on a quarterly basis to the ESG Committee regarding risks facing the Company, mitigation factors that management has employed to address those risks, and other information relating to how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations. The ESG Committee, in turn, reported out these risks to the full Board on a quarterly basis. In 2023, the Company organized presentations around top trends to consider and presented a Safety as well as Cybersecurity presentation for the Committee and Board. Additionally, the Sun Hydraulics sub-committee was expanded to include facilities in Mishawaka and Buffalo Grove and renamed ‘Helios Hydraulics Americas.’

Our Operations function continues to have the main oversight responsibility to ensure Helios provides enhanced disclosure on environmental issues and continues a targeted approach to address risks and material concerns in the way we design, manufacture, and deliver our products. This approach will help eliminate risks to shareholders and their financial interests while promoting leadership accountability.

Ethics and Compliance

The Helios Legal function oversees the Ethics Hotline and Global Ethics Code, including ethics and discrimination training of all employees, and works with the Human Resources department to launch company-wide initiatives like our charitable giving platform through America’s Charities and the Helios Employee Assistance Fund. Our high ethical standards are the DNA that drive us as we protect the business, think and act globally, and diversify end markets. Our commitment to fundamental ethical principles, including diversity and respect for the dignity of every individual, is reflected in our ethical policies and compliance measures. Now more than ever, in such a rapidly changing world, we leverage and lean on our collective guiding principles and codes to provide clear guidelines towards ethical practices and decisions.

Code of Ethics

Helios conducts business with the highest degree of ethics, integrity, and compliance with laws worldwide and our Code of Ethics and Business Conduct Code reflects this commitment. Our Codes include policies to protect our company’s reputation, one of our most valuable assets. Maintaining our reputation is critical to retaining our talented employees, loyal channel partners and supportive shareholders. This Code also exists in conjunction with both the Corporate Responsibility Policy and the Helios Code of Conduct for Suppliers and Third-Party Vendors.

Annually, our colleagues acknowledge receipt and understanding of this Code, and attend required ethics training courses in connection with the Code. Helios tracks compliance through a third-party organization who provides training on these topics as well as learning and development. Courses include such topics as: Workplace Harassment; Diversity and Inclusion; Non-Retaliation for Reporting; Information

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Security; Conflicts of Interest; Fair Dealing; Confidential Information & Intellectual Property; Data Privacy; Creating a Respectful Workplace; Corporate Assets; Environmental; Health & Safety; Fair Employment Practices; Maintaining Books & Records; Anti-Bribery & Anti-Corruption; International Trade Controls; Antiboycott Laws; Antitrust & Fair Competition Laws; Compliance with Laws; Rules & Regulations; Communications & Public Affairs; and Contracts Compliance Policy.

Anonymous Inquiries and Reporting: We provide an anonymous third-party incident management program, Navex, for all employees to report concerns and suspected violations of the Code. Navex is available to all employees via the internet or through a telephone hotline. The third-party employees who answer the Reporting Hotline are trained to listen carefully, ask questions and document the situation accurately and anonymously. There is never any retaliation for making a report in good faith. Navex can be accessed 24 hours a day, seven days a week via the following web address: www.heliostechnologies.ethicspoint.com.

Political Contributions

Consistent with the policies set forth in our Code, Helios does not use any corporate funds for the purposes of political advocacy. We recognize that using corporate funds for political advocacy is restricted in many territories. We define this as making donations or payments for lobbying or campaign contributions. In 2023, Helios did not use any corporate funds to engage in political advocacy with any individual, group, or political entity.

Information Security

Helios’s three-tiered security strategy, focusing on user training, email hygiene, and real-time monitoring continues to assist us in identifying and mitigating information security risks. We provide monthly cybersecurity training for employees and have also implemented multi-factor authentication (MFA), principles of Zero Trust and password complexity policies for all accounts to help prevent unauthorized access to our systems and data. We also employ a Security Operations Center (SOC) for real time end point protection monitoring. The SOC uses Artificial Intelligence (AI) as well as experienced security professionals to address information security threats.

In 2023, the Company participated in penetration testing at the corporate level as well as Sun Hydraulics, Faster, Enovation Controls and Balboa. Penetration tests employ a battery of hacking tools used to map out our forward-facing assets and to find vulnerabilities that could be exploited. The Company’s IT Department uses this penetration testing to evaluate its current posture and to make adjustments as needed. These results are also reviewed with the executive leadership team and the Company’s Board of Directors. Testing continues to be an annual event and will include newly acquired companies as they go through our integration process. The methodology used for Penetration testing is as follows:

Pre- Engagement	Intelligence Gathering and Recon	Exploitation	Post Exploitation	Reporting
Define goals and objectives	Compile relevant information about target including DNS, public IP and employee usernames	Exploit any potential findings	Inventory any new information gathered	Compile vulnerabilities, exploit vectors and exploits

The Company also extended its cyber-training out to employees who do not normally have access to computer systems through classroom instructor led trainings.

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Governance of the Company

Corporate Responsibility Policy

A large part of our success is reflective of the positive impact we make on the world around us. Our Corporate Responsibility Policy represents a vision for how we can continue to improve our company, including its financial performance, by incorporating environmental sustainability and social responsibility both in our daily operations and long-term goals. Key components of the policy include:

Sustainability and the Environment

Our Corporate Responsibility Policy contains six areas in which we believe we can make significant strides in enhancing our processes to become a more efficient and sustainable company: Emissions and Waste Reduction;
Conflict Minerals; Carbon and Climate; Product Innovation; Recycling; and Environmental Accountability.

+

Social Responsibility

We believe that responsible business practices require mutual respect, a strong ethical code, and an investment into improving the lives of those within our community. In addition to upholding the values set forth in our
Code of Business Conduct and Ethics, we continue to enhance seven areas in which we strive to promote a responsible corporate culture: Human Rights; Diversity and Inclusion; Employee Engagement;
Talent Development; Community Investment; Employee Safety, Health and Wellness; Product Safety,
Quality, and Brand.

We recognize that the mission to build a better world for people, our planet, and our organization, begins with each one of us. Therefore, all of our employees, no matter their role or area of responsibility, are expected to read and comply with the Corporate Responsibility Policy.

Human Rights Policy

Helios strives to operate with the highest ethical standards including upholding human rights. We believe all people should be treated with dignity and respect. We maintain a Human Rights Policy in addition to our Code of Business Conduct and Ethics, as well as our Code of Conduct for Suppliers and Third-Party Vendors.

Guided by the United Nations Sustainable Development Goals, the policies cover specific subjects to ensure human rights are protected across our value chain and that we are creating a fair and ethical workplace, including: Fair Treatment; Diversity and Equal Opportunity; Stakeholders and Society; Fair Labor and Compensation Standards; Safe Work Environment; Natural Resources; and Reporting of Violations.

Conflict Minerals Policy

As a corporation with a global supply chain, we recognize we have a responsibility to improve our own business operations by identifying and mitigating, where practicable, any processes that may harm the planet or the people that live on it. Our Conflict Minerals Policy operates in conjunction with our Code of Conduct and Supplier Code. The policy also aligns with the goals set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

Helios strives to go beyond its obligations under Section 1502 of the Dodd-Frank Act and is working to improve our ability to trace and investigate any potential conflict mineral issues. Our goal is supply chain transparency and the promotion of high ethical standards among our suppliers. To do so, we have established a management system for compliance with conflict minerals regulations and a cross- functional team to implement the conflict minerals compliance strategy, consisting of members from supply chain, finance, legal & compliance, and operations, overseen by the General Counsel & Secretary.

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To further strengthen our governance, we have partnered with a leading third-party provider of compliance management processes, tools, and expertise to augment our conflict minerals compliance processes and management system. Our reporting process with our provider ensures comprehensive coverage and brings subject matter expertise to complement our internal knowledge and experience.

Code of Conduct for Suppliers and Third-Party Vendors

Helios’ reputation is based on not just our own conduct, but the conduct of those with whom we do business. This is most evident in the longevity of the relationships we have with many of our suppliers. We value our reputation for conducting business with integrity and respect. Our Code of Conduct for Suppliers and Third-Party Vendors (“Supplier Code”) provides a foundation for Helios and its Suppliers to build and maintain a strong business relationship based on trust, respect, integrity, and fairness.

Under the Helios Human Rights Policy, and Helios Policy Against Human Trafficking and Slavery for Suppliers, we require suppliers, business partners, contractors, and other third parties (collectively, “Suppliers”) to share our same commitment to ethical business practices as outlined in the Supplier Code including: Ethical Compliance; Integrity and Transparency; Compliance with the Law including the United Kingdom Modern Slavery Act of 2015, California Transparency in Supply Chains Act of 2010 and operational standards of the International Convention for the Safety of Life at Sea (SOLAS) and Countering America’s Adversaries Through Sanctions Act (CAATSA); Fair Labor Standards and Human Rights; Protection of Information, Assets and Interests; and Health, Safety, Environment, and Quality. We expect our Suppliers to adopt these standards throughout their supply chains by adopting efficient management policies, procedures, and training to uphold the standards set forth in the Supplier Code.

Social Standards for Suppliers

All Suppliers must treat their employees and those they conduct business with fairly and equally. As a Company, we require that all working hours are reasonable and fairly compensated in accordance with applicable laws and regulations. Suppliers shall ensure that all employees are paid living wages and operate in humane work conditions. Suppliers must also ensure that all labor is voluntary and that all employment contracts are freely entered into. We prohibit any usage of forced or child labor. Suppliers shall not engage in any action that utilizes forced or child labor in any aspect of their supply chain.

Helios is committed to ensuring a safe work environment for all affiliates, subsidiaries, employees, vendors, and suppliers. Suppliers must comply with all applicable laws and regulations, including internal guidelines, to ensure that all employees are appropriately qualified and equipped to work safely.

Helios Policy Against Human Trafficking and Slavery for Suppliers

For Helios to maintain a working relationship with any third parties, regardless of the country or type of cultural environment in which our vendors or associates operate, they must ensure that our commitment against any type of slavery or inhumane treatment is embedded in how they conduct business and how they hire, treat and maintain their own workers.

Helios requires Suppliers to verify that their product supply chain standards do not utilize human trafficking or slavery. We train our internal procurement personnel to identify and report any behaviors inconsistent with our policy. Helios reserves the right in its contracts to audit Suppliers to ensure that standards related to human trafficking and slavery are upheld. Suppliers must be able to demonstrate compliance at the request and satisfaction of Helios.

Environmental

Helios Sets Goal of Achieving Net Zero GHG Emissions By 2050

In 2022, the Company announced it has set a long-term commitment to achieve net zero greenhouse gas (“GHG”) emissions by 2050 for its operated assets. Initial efforts and steps are underway as the Company develops more detailed plans to reach this long-term commitment. The Company has already completed Scope 1 and Scope 2 greenhouse gas inventory, has begun gathering relevant Scope 3 data, and is working on detailed emission-reduction roadmaps for its major operated assets. Read more about the Company’s progress and follow its ESG journey at: https://www.heliostechnologies.com/esg.

Energy

We conducted our first Scope 1 and Scope 2 GHG emissions inventory in 2021 and continued this process in 2022 as well as 2023. This growing body of data will help us establish interim GHG emissions targets along our journey to achieving net zero GHG emissions by 2050. We advanced our “in the region, for the region” strategy and are establishing an operating footprint that will lead to reduced

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Governance of the Company

emissions. We implemented energy efficiency investments in our manufacturing operations, committed to measuring relevant Scope 3 GHG emissions, and outlined a plan with our third-party compliance partner to begin the process of gathering Scope 3 emissions data from our suppliers. You can find our most recent reported data within a fact sheet posted here: https://www.heliostechnologies.com/esg.

Waste

Helios has worked diligently across its subsidiaries to identify significant waste streams and reduce waste using production process redesigns, scrap reduction initiatives, electronic waste reduction, and elimination of hazardous materials. A recent example includes: investments in manufacturing technologies, such as a nitrogen blanket system to reduce solder dross in our PCBA wave solder process by as much as 70%. This reduces the wave solder by-product waste stream which is good for the environment and business.

Water

Water is a fundamental component of our business, especially for our hydraulics manufacturing operations, but an even more important commodity of the communities where we operate and live. In addition to water conservation efforts already at work across our companies, in 2021 we conducted our first water usage inventory companywide. We added a second year of data in 2022 and continued the process in 2023 and are establishing a baseline that will be used to measure future improvements. Examples include:

•

Balboa retrofitted their water reclamation system and significantly reduced the amount of wastewater generated in their plastic injection molding process by recycling it through a cooling tower system.

•	Sun Hydraulics has installed two evaporators to greatly reduce the volume of wastewater sent to a municipal processing plant in our efforts to become a zero-discharge facility in the United States.

Talent Development

“In alignment with our strategy, it is critical that we continue to cultivate, accelerate and elevate our talent across the organization.” - Josef Matosevic, President & CEO

Staying true to our purpose and shared values underlies our focus on cultivating an environment that inspires our employees and encourages them to grow professionally. Helios engages in the development of employees through company-sponsored training and partnering with outside training and assistance programs. By encouraging team members to engage in training programs, our employees can acquire skills to support growth and development.

Our workforce policies and programs not only improve the quality of life of our team members, but also attract talented people who want to contribute to our continued success. The majority of our subsidiaries have well-developed intern programs. Through strong partnerships with local universities and technical schools, we continually enhance our internship programs, and correspondingly, our community involvement. This allows us to increasingly attract and retain the skilled and diverse talent we need to reach our goals. It helps us to instill early in a colleague’s career a customer-centric culture and promote Helios as a learning organization.

Helios Center of Engineering Excellence (HCEE)

We continue to enhance both the Helios Center of Engineering Excellence (“HCEE”) in San Antonio, Texas and our customer experience center in Sarasota, Florida. This exemplifies our Shared Values and strategy to Lead with Technology and further demonstrates that our proven M&A strategy works.

Together, they provide a living example of the Helios Business System to:

•	Offer customers a competitive single-supplier solution that minimizes their risk and optimizes their applications;

•	Accelerate development and create scalable platforms;

•	Bridge the gap across our companies to capitalize synergies;

•	Showcase our current and future innovations;

•	Allow us to use our exclusive technology to quickly adjust customer-required design changes;

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•	Benefit customers with cost savings, operating efficiencies, and other strategic benefits such as system packages that combine the very best of what Helios has to offer; and

•	Drive market diversification and new product development activities, including third parties who augment our capabilities.

Social

Our mission is reflective of the elements of our success: creating global diverse teams who work together to support our purpose. This includes embracing diversity and shared values, developing and engaging global talent, especially through a safe work environment, and promoting a learning organization.

Diversity and Inclusion

Diversity and inclusion, leadership development, and workforce equality are critical for the attraction and retention of top talent. At Helios, diversity extends beyond race and gender, to include disability, ethnicity, nationality, religion, sexual orientation, gender identity and expression.

To increase awareness, among other organizational and talent development initiatives, Helios has a long history of devoting significant resources to supporting diversity and inclusion in our training sessions. One way we act on our convictions is by not only employing special needs employees, but also assigning a mentor to each one. We strive to create and develop opportunities for diversity throughout our organization.

While there remains work to be done, we have also made significant strides in increasing the representation of minorities within our workplace. Our global workforce is comprised of diverse, minority nationalities and our organization is committed to actively seeking and supporting diversity and representation of minorities and women in the workplace. As a diverse global organization headquartered in the United States, we are proud to have 43% of our colleagues located outside of the Americas.

Training and Development

In alignment with our strategy, it is critical we continue to cultivate, accelerate, and elevate our talent across the organization. Being a learning organization includes cultivating our culture of safety, innovative thinking, and developing professional acuity. It is the foundation of why our global diverse teams can work together, safely and collaboratively, to support our purpose and is an integral part of our Corporate Responsibility Policy. We consider our employees as essential contributors to our success. Our primary emphasis is on acquiring and keeping talented individuals, fostering their growth through initiatives that not only improve technical expertise but also bolster leadership, communication, and collaboration skills. These efforts contribute to cultivating a high-performance, team-oriented culture at Helios. We are dedicated to building a diverse workforce, and our commitment to shared values such as accountability, integrity, inclusion, innovation, and leadership creates an inclusive and inviting environment for our colleagues and their ideas.

Our employees align themselves with our shared values and Code of Business Conduct and Ethics. The Company, in conjunction with its workforce, is committed to the principle that respect for others involves recognizing the dignity of every individual and embracing global diversity. Helios is steadfast in its dedication to maintaining a workplace free from discrimination and harassment, actively advocating for diversity in both hiring and employment practices. Our leadership and employees are unwavering in their commitment to “doing the right thing by living with integrity,” which extends to caring for communities worldwide and the individuals within our employ.

We shape our people strategy by prioritizing employee engagement to foster talent growth, enhance the overall employee experience, and leverage technology for the attraction, retention, and development of the future workforce. Our commitment to talent development is evident through various programs implemented across our business units. Among these initiatives is our launch of The 6 Types of Working Genius training rolled out across each of our segments. This program is aimed at identifying better ways for our colleagues to understand their gifts, challenges, and how to leverage their strengths within their own teams or projects they are on. We will continue to cascade this framework down throughout the organization, nurturing a common language across the globe. We remain steadfast in continually improving our Career Development Program (CDP), designed to target recent college graduates, and working students. The CDP offers genuine job rotations, strategically cultivating future leaders in essential business disciplines. Furthermore, both segments actively engage in summer internships, forge partnerships with local educational institutions, and provide ongoing training and upskilling opportunities. Throughout 2023, we successfully launched our global talent management system. This system encompasses Helios’ performance management, learning management, and career development initiatives. In accordance with our strategic objectives, it is imperative that we persist in cultivating, accelerating, and elevating talent throughout the entire organization.

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Our commitment to a culture of learning extends to our M&A strategy. We acquire companies that value the development of employees and provide career opportunities in the communities where we operate. Our acquisition of Daman highlights this commitment. Daman’s training programs provide new and existing employees opportunities for career paths in manufacturing. This goal is achieved through curriculums that foster technical and team-based skills critical to success in the workplace.

Safety

Safety in the workplace is integral to our purpose, products and management system. The Helios Business System fosters a culture of safety through proactive awareness and prevention principles exercised within our safety management system. We are dedicated to ensuring the safety of our team members. Each entity upholds environmental, health, and safety policies aimed at fostering the operation of our business in a manner that safeguards the well-being of the public and our workforce. Many of our businesses feature onsite medical clinics, massage therapy, and occupational health treatment to mitigate industry musculoskeletal injuries. We provide a range of health and welfare programs to encourage employee fitness, wellness, and preventive healthcare. Additionally, our workforce has access to a confidential employee assistance program that offers professional counseling services to team members and their families.

We are a company of innovators who work in a safety-first culture. We are also focused on designing machines and components that improve the end user’s experience and safety.

Across companies, tools and methods are used to reduce risks and drive continuous improvement. Near miss reporting is a leading indicator to identify and mitigate risk factors in the work environment. Safety best practices are incorporated into team member communication to raise awareness and educate. Safety audits are performed to identify opportunities for further improvement.

Our safety culture and system has allowed us to maintain our safety record even through growth and strategic acquisitions. This includes re-engineering workflows and adding dedicated safety staff. Additionally, we are continually establishing improvement efforts across all businesses to establish innovative solutions for the health and safety of the Helios Business System. We have further developed a Safety Timeline for Success to assess, implement, refine and optimize safety across our business.

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Community

Helios is committed to making meaningful contributions to the local communities in which we operate. We have a responsibility to take care of and serve the communities that allow us to succeed. With unique subsidiaries around the world, we tailor our charitable and community efforts to address the specific needs of the communities in which we operate. Our subsidiaries social efforts are mostly driven by entity leadership and Human Resources teams. Helios also encourages employees to bring forward ideas for social and charitable effort for leadership review.

Helios Engage — a platform for employee global giving and volunteering

In 2021, Helios launched a global workplace philanthropy initiative in partnership with America’s Charities called Helios Engage. Helios Engage enables employees to make charitable contributions on a secure platform where their contributions are eligible for a 100% corporate match. Our Helios Engage platform is accessed through a website where employees can make donations by credit card or payroll deductions. Employees can also upload proof of offline donations and Helios will approve a corporate match. Charitable organizations in America’s Charities platform include tens of thousands of nonprofits addressing causes including education, human rights, hunger, poverty, research, animal welfare, veteran assistance, disaster relief, and health services. Helios Engage will not only allow Helios to provide its employees with a platform to support a wide variety of charitable organizations but will also offer opportunities to volunteer and give back to the communities in which we live and work.

Helios Engage also includes a dollar-for-dollar matching gift program and Employee Assistance Fund (EAF) where employees around the globe can receive financial assistance in times of hardship. Helios employees can donate to the EAF to directly support their colleagues in need. This partnership allows the Company to maximize its positive social impact through global charitable giving efforts and to give back to our communities through volunteerism.

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AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities. The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 30, 2023, with the Company’s management and with Grant Thornton LLP (“Grant Thornton”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed with the Company’s management and Grant Thornton their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes- Oxley Act as of December 30, 2023. The Audit Committee has discussed with Grant Thornton the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

The Audit Committee has received from Grant Thornton written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with Grant Thornton its independence. The Audit Committee has considered the provision of all non-audit services by Grant Thornton and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on its review and discussions noted above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, for filing with the SEC.

AUDIT COMMITTEE

Douglas Britt (Chair)

Laura Dempsey Brown

Philippe Lemaitre

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2023, except as described below, the Company had no reportable relationships or transactions with any of the Directors or executive officers, or their affiliates. Under the Company’s Code of Conduct, all employees, including the CEO, the CFO and persons performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests. The Company’s policy is that if an employee or Director is related in any way to a vendor or customer, someone other than that employee or Director should be the one to decide whether the Company will do business with that person. The Audit Committee must approve all transactions in which an Officer or Director, or any member of such person’s family, may have a personal interest.

2024 Proxy Statement | 33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information as of April 9, 2024, except as otherwise indicated, regarding the beneficial ownership of shares of our Company’s Common Stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of our Named Executive Officers;

•	each Director; and

•	all executive officers and Directors as a group.

Information in this table as to our Directors, Named Executive Officers and all Directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

5% Beneficial Owner

Wasatch Advisors, LP (3) 505 Wakara Way Salt Lake City, UT 84108	3,835,129	11.6%

The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	3,218,839	9.7%

Brown Capital Management, LLC (5) 1201 N. Calvert Street Baltimore, MD 21202	3,114,144	9.4%

Wellington Management Group, LLP (6) 280 Congress Street Boston, MA 02210	2,524,041	7.6%

BlackRock Inc (7) 50 Hudson Yards New York, NY 10001	2,398,060	7.2%
Conestoga Capital Advisors, LLC (8) 550 E. Swedesford Rd., Suite 120 Wayne, PA 19087	2,144,989	6.5%

T Rowe Price Investment Management, Inc (9) 101 E Pratt Street Baltimore, MD 21202	2,106,540	6.4%

Directors and Officers

Josef Matosevic	78,206	*

Philippe Lemaitre	60,748	*

Matteo Arduini	22,761	*

Doug Britt	21,073	*

Alexander Schuetz	12,112	*

Laura Brown	9,845	*

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Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

Cary Chenanda	8,892	*

Marc Greenberg	5,608	*

Sean Bagan	4,000	*

Diana Sacchi	2,675	*

Lee Wichlacz	1,455	*

All Directors and Executive Officers as a Group (11 persons)	227,375	0.7%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the persons listed is 7456 16th Street East, Sarasota, Florida 34243.

(2)

This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. As of the date of this proxy statement, none of the executive officers and Directors have any outstanding margin obligations under any such accounts. Amounts include RSUs that vest within 60 days of the record date.

(3)	According to Amendment No. 6 to Schedule 13G, filed February 9, 2024, by Wasatch Advisors, Inc., Wasatch Advisors, Inc. has sole voting and dispositive power with respect to 3,835,129 shares.

(4)

According to Amendment No. 8 to Schedule 13G, filed February 13, 2024, by The Vanguard Group, The Vanguard Group has shared voting power with respect to 61,366 shares, sole dispositive power with respect to 3,122,720 shares and shared dispositive power with respect to 96,119 shares.

(5)

According to Amendment No. 16 to Schedule 13G, filed February 14, 2024, by Brown Capital Management, LLC, Brown Capital Management, LLC has sole voting power with respect to 2,279,279 shares and sole dispositive power with respect to 3,114,144 shares. Brown Capital Management, LLC’s client, the Brown Capital Management Small Company Fund, beneficially owns 1,942,951 of the shares, representing 5.88% ownership.

(6)

According to Schedule 13G, filed February 8, 2024, by Wellington Management Group, LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company, all filing parties have shared voting power with respect to 1,725,489 shares and sole dispositive power with respect to 2,524,041 shares.

(7)

According to Amendment No. 3 Schedule 13G, filed January 26, 2024, by BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 2,357,899 shares and sole dispositive power with respect to 2,398,060 shares.

(8)

According to Amendment No. 2 to Schedule 13G, filed January 5, 2024, by Conestoga Capital Advisors, LLC, Conestoga Capital Advisors, LLC has sole voting power with respect to 2,077,758 shares and sole dispositive power with respect to 2,144,989 shares.

(9)

According to Schedule 13G, filed February 14, 2024, by T. Rowe Price Investment Management, Inc., T. Rowe Price Investment Management, Inc. has sole voting power with respect to 690,552 shares and sole dispositive power with respect to 2,106,540 shares.

2024 Proxy Statement | 35

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) describes our general executive compensation approach, and specifically describes the compensation for our Named Executive Officers (“NEOs”) in 2023. During 2023, Sean Bagan was appointed Chief Financial Officer. Our 2023 NEOs and their titles are as follows:

Named Executive Officer	Position

Josef Matosevic	President and Chief Executive Officer (“CEO”)

Sean Bagan	Chief Financial Officer (“CFO”)

Marc Greenberg	General Counsel & Secretary

Matteo Arduini	President of Hydraulics, EMEA

Lee Wichlacz	President of Electronics

Tricia Fulton (1)	Former CFO

Jason Morgan (2)	Former President, Cartridge Valve Technology (CVT)

(1)	As announced on July 18, Ms. Fulton resigned from the Company, effective August 8, 2023.

(2)	As announced on March 20, Mr. Morgan resigned from the Company, effective March 30, 2023.

Executive Summary

We continue to explore acquisition opportunities as a way to accelerate growth in line with our history of acquiring companies with niche technologies, as well strong profitability. Our acquisition strategy includes bolt-on flywheel acquisitions and transformational acquisitions. In addition to looking for strong management teams and good cultural fits, the objective of our acquisition strategy is to enhance Helios by:

•	Growing our current product portfolio or adding new technologies and capabilities that complement our current offerings;

•	Expanding geographic presence;

•	Bringing new customers or markets;

•	Meeting growth and profitability goals; and

•	Leveraging operational synergies and earnings accretion.

To support the execution of our strategy, our financial strategy is oriented around delivering industry leading operating margins, a strong balance sheet and sufficient financial flexibility to support organic and acquisitive growth while continuing to sustain our longstanding history of over twenty-seven years of dividend payments.

We align our internal key performance indicators with our strategy to ensure our short-term actions will deliver long-term expectations.

Our culture of innovation is at the core of our business. We have approximately 230 engineers in support of product innovation, as well as technical support and customer service. We believe our product innovation will aid organic growth and fill the expected demand resulting from the megatrends of automation, digitalization, regionalization and supply chain security, productivity and technology advancements. All growth initiatives are intended to preserve Helios’ history of superior profitability and financial strength.

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Executive Compensation

Objectives are Driven by the Helios Business System and our Purpose, Missions and Strategies

In addition to the two acquisitions we completed in 2022, including: Taimi and Daman, M&A transactions in 2023 as outlined below included the following:

•

Schultes Precision Manufacturing, Inc. (“Schultes”), headquartered in Buffalo Grove, Illinois. Schultes is a specialist in manufacturing precision machined components and assemblies for customers requiring very tight tolerances, superior quality, and exceptional value-added manufacturing processes. Currently serving the hydraulic, aerospace, communication, food services, medical device, and dental industries, Schultes brings the manufacturing quality, reliability, and responsiveness critical to its customers’ success. A third-generation owned company, Schultes was founded in 1946 and has evolved and grown over the years because of its dedication to unparalleled customer service, and commitment to investing in the best machining technologies. The company currently operates in a newly expanded 110,000 square foot facility situated on seven acres that includes approximately 20,000 square feet of additional room for future capacity growth. Schultes serves its customers rapid growth applications from prototype through full rate production.

•

i3 Product Development, Inc. (“i3”), headquartered in Sun Prairie, Wisconsin. i3 is a custom engineering services firm, with over 55 engineers, embodying expertise in electronics, mechanical, industrial, embedded and software engineering. Their solutions are used across many sectors, including medical, off-highway, recreational and commercial marine, power sports, health and wellness, agriculture, consumer goods, industrial, sports and fitness. They specialize in working to transform customer’s ideas into industrial design solutions through rapid prototyping and creating 3D models in-house. A Top Workplace award winner for multiple years in the state of Wisconsin, i3 has locations in both Sun Prairie and Middleton. i3 will complement existing internal engineering teams across all operating companies by providing profitable engineering, consulting, and product development services for customer-specific solutions that go beyond the current products and solutions offered by Helios. i3 has served more than 450 clients and completed over 4,000 projects in its 28-year history.

2023 Performance Results and Pay Outcomes

The macro-economic and geopolitical challenges in 2023 did not hinder the Company from its methodical investments for growth. We continue to build a strong foundation for sustainable success and drive solid margins and earnings for our shareholders. Our focus on creating long-term shareholder value remains a top priority. We will continue to build on our financial strength with strong free cash flow generation. In addition, our balance sheet remains very flexible, enabling us to be opportunistic on flywheel acquisitions.

As a result of our 2023 performance, our short-term incentive (“STI”) program paid between 0% and 30% of the target percentage to our NEOs based on achievement of certain metrics as detailed below. The Compensation Committee adjusted all metrics under the Helios STI

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Executive Compensation

plan due to the impacts of 1) continued supply chain and logistical constraints resulting in reduced sales, 2) impact of order push-outs on current year sales, and 3) increases in inventory levels on cash flow related to the new Hydraulics Manifold Solutions CoE.

As a result of our performance from 2021 through 2023, performance-based restricted stock units granted to our Named Executive Officers pursuant to our 2021 long-term incentive (“LTI”) program were earned at between 148% and 190% of target. Our long-term incentive (“LTI”) program, which includes performance-based incentive metrics, is aligned with our revised long term financial targets laid out as part of our augmented strategy. The 2023 LTI performance-based awards will be measured over a three-year period (2023-2025) and are tied to the financial metrics set for Helios and the segments as described below.

Compensation Philosophy and Objectives

The goals of our executive compensation program are to attract, retain and motivate highly qualified leadership personnel. Our compensation philosophy is to provide executives with a competitive total compensation package that motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation strictly on a series of specific financial metrics, we encourage initiative, teamwork and innovation, and each executive’s strength to use his or her abilities and particular area of responsibility to strengthen our overall performance. We set total compensation at a level we believe to be fair, based on an objective review as well as a subjective analysis of each individual executive’s experience and past and potential contributions to the Company. An individual executive’s leadership and contribution to the accomplishment of the Company’s strategic goals has always been part of his or her performance evaluation.

Say on Pay

In 2023, the Company held a “say-on-pay” vote on the Company’s named executive officer compensation program as set forth in last year’s proxy statement, and approximately 78% of votes cast supported the proposal. The Company subsequently engaged in substantial shareholder engagement with institutional investors representing over 52% of its combined votes and clarified its position and any concerns. The Compensation Committee was advised of this engagement which included Company Officers and Investor Relations. After discussions with its institutional investors, the Company confirms that it believes the results of the say-on-pay vote reflected a misunderstanding related to advisory services and not any metrics, compensation philosophy or long-term strategy of the Company. The Compensation Committee considered the results of the shareholder vote in finalizing 2024 compensation and, understanding the discussions with its institutional investors and knowing that because a substantial majority of shareholders approved the compensation program, the Committee continued to apply the same principles in its executive compensation programs in 2023 and did not implement any material changes as a result of the shareholder advisory vote.

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Executive Compensation

Shareholder Engagement

Our relationship with shareowners is a significant part of our Company’s success. Management understands, appreciates, and welcomes the opportunities to listen to its shareholders, engage in discussions, and participate in year-round conferences. Our Investor Relations program is designed to address questions and concerns from shareholders, provide a viewpoint from the Company’s perspective, and where appropriate, incorporate feedback into best practices. A variety of in-person as well as virtual meetings are conducted throughout the year. In 2023, we engaged with shareholders representing a majority of our stock. Below is a sample of events that the Company participated in.

Over the past few years, the Company has initiated an ESG related engagement program with its top shareholders.

2023 Compensation Program

The following table describes the principal pay elements of our executive compensation program for 2023, including their purpose, timeframe and performance measures with the intent to tie each executive’s pay more closely with the corporate and segment financial and operational performance objectives over which they have the greatest impact. Short-term and long-term incentive plan metrics are tied to segment level goals rather than business unit goals to more fully align executive pay with performance.

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Executive Compensation

2023 Compensation Elements
Pay Element	Purpose	Timeframe	Key Features
Base Salary	Attract and retain executive talent and compensate for performing day-to-day responsibilities	Annual	Fixed cash compensation reviewed annually based on market data, company performance, and executive’s experience and past and potential contributions to the Company
Short-term incentive (STI)	Reward performance against principal short-term financial drivers to achieving our objectives under our augmented strategy	Annual

Metrics are based on corporate or subsidiary performance as applicable:

•   Adjusted EBITDA margin (40%)

•   Revenue Growth (30%)

•   Adjusted free cash flow margin (20%), (30% for subsidiary executives)

•   Personal Goals (10% for corporate)

• Performance-based restricted stock units (50% of regular LTI grant)	Motivate executives to achieve multi-year corporate financial objectives consistent with the Company’s long-term strategy	Vest after 3 years based on performance achievement	Metrics are based on corporate or subsidiary performance as applicable: • Adjusted EBITDA margin (50%) • Adjusted EPS (50%)
• Time-vested restricted stock units (50% of regular LTI grant)	Attract and retain executives and motivate support for our long-term strategy	Vest annually pro rata over 3 years	Ultimate value impacted by Company stock price

Compensation Policies and Practices

The Company employs the following best pay practices that reflect the Company’s compensation philosophy:

What we do	What we don’t do

✓ Link executive pay to company performance through our annual and long-term incentives	× No single-trigger change-in-control provisions for long-term incentive awards

✓ Balance among short- vs. long-term incentives, cash vs. equity and fixed vs. variable pay	× No hedging or pledging by Executives or Directors of equity holdings

✓ Compare executive compensation and company performance to relevant peer group companies	× No repricing of underwater stock options

✓ Require executives and members of the Board to meet minimum stock ownership requirements	× No tax gross-ups

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Executive Compensation

✓ Maintain a compensation clawback policy to recapture certain incentive-based pay	× No aspect of our pay policies or practices pose material adverse risk to the Company

✓ Provide only limited perquisites

Compensation Process and Approach

Our compensation program is overseen by the Compensation Committee, comprised of independent Directors, which operates under a charter that was approved by the Board on November 1, 2021, after the Company moved to the New York Stock Exchange. The Compensation Committee reviews the compensation of each individual executive officer annually. The Compensation Committee also makes equity awards under compensation plans approved by the Board and, where required, by the shareholders, to the Chief Executive Officer and to other key management employees on the recommendation of the Chief Executive Officer.

Compensation Program & Peer Group Reviews

While the Compensation Committee does consider comparative compensation information to gain a general understanding of current compensation practices in the market, it does not benchmark or ultimately target a specific percentile or data point in assessing competitiveness for our compensation programs. Individual opportunities vary based on length of time with the Company, individual performance and level of leadership responsibility within the Company, and other factors. The Company’s compensation program generally seeks to align executive pay with the executive and Company performance and business objectives in order to retain key talent and reward high-performing executives to maintain a strong management team. The Compensation Committee engages independent compensation consultant, Mercer, to review our compensation philosophy and the competitiveness of the NEOs’ compensation levels.

In September 2022, the Compensation Committee reviewed the peer group and executive compensation levels for continued appropriateness as part of its executive pay market study. As part of their discussion, the Compensation Committee examined the 2021 Mercer executive compensation report to compare the Company, its executive compensation peer group as well as similarly sized companies within our survey databases. In addition, the Compensation Committee considered and assessed all relevant factors set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Mercer. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by the work performed by Mercer. Given the Company’s growth trajectory, the 2021 executive compensation review targeted a larger size for the executive compensation peer group and recommended a revised peer group of companies with revenues of approximately $1B and market capitalization of approximately $4B. Mercer made changes to the peer group and executive pay levels for 2022 to more closely align executive pay with the market median. Based on Mercer’s recommendations and to more appropriately reflect the Company’s size, the Compensation Committee added 11 new companies to reflect the larger size and removed two: AAON, Inc. and Actuant Corporation (later became Enerpac Tool Group) [given their relatively smaller size]. The peer group includes the 25 companies identified for purposes of 2023 executive pay determinations as the Compensation Committee did not make any changes to the Peer Group for 2023. (See “2023 Peer Group” below).

To assist the Compensation Committee in reviewing and setting executive compensation for 2023, and ultimately confirming the existing Peer Group from 2022, the Compensation Committee considered data from Annual Reports and Proxy Statements of selected peer group companies. The scope of this evaluation included a detailed review of the compensation program including base salary, target short-term incentive opportunity, total cash compensation (salary & annual incentives), long-term incentive opportunity and total direct compensation (salary, annual incentives, & long-term incentive. The Compensation Committee reviewed information on Revenues, Income, and executive compensation for other U.S. public manufacturing companies and selected businesses of similar size and scope. The Compensation Committee also considered information on compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate to help ensure we maintain competitiveness in the markets in which our executive officers reside.

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Executive Compensation

2023 Peer Group Companies
Albany International Corp.	Lindsay Corp.
Altra Industrial Motion Corp.	Mueller Water Products, Inc.
Badger Meter, Inc.	NV5 Global, Inc.
Barnes Group, Inc.	Protolabs, Inc.
Chart Industries, Inc.	RBC Bearings Incorporated
CIRCOR International, Inc.	Rexnord Corporation
Dorman Products, Inc.	SPX Flow, Inc.
Douglas Dynamics, Inc.	Tennant Company
Enpro Industries, Inc.	The Gorman-Rupp Company
ESCO Technologies Inc.	Trimas Corp.
Franklin Electric Co., Inc.	Watts Water Technologies, Inc.
John Bean Technologies, Inc.	Woodward, Inc.
Kadant, Inc.

The 2023 peer group includes primarily companies in the industrial machinery industry similar in size to the Company based on revenue and market capitalization, and with which the Company competes for talent. At the time 2023 compensation levels were set, the Company’s percentile rank for revenue and market capitalization compared to the 2023 peer group were as follows:

2023 Peer Group

Percentile Rank	Revenue (in millions) *	Market Capitalization (in millions) *

25th Percentile	$762	$2,342

Median	$1,189	$3,485

75th Percentile	$1,731	$5,600

Helios Technologies	$1,000	$4,000

Helios Technologies Percentile Rank	33%	61%

*	For trailing 12-month period as of May 19, 2021, based on S&P Capital IQ database.

Components of Executive Compensation

Executive pay includes a mix of fixed compensation (base salary and benefits) and variable pay (annual and long-term incentives) that is based on meeting a combination of short- and long-term goals. A significant portion of executive pay is “at risk” or based on meeting performance goals to align executive pay with the long-term goals of the Company. The following charts illustrate the target total direct compensation mix for the CEO and the average for the other NEOs as a group for the 2023 year.

Company CEO Target Total Compensation Mix	Company Average All Other NEOs Target Total Compensation Mix

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Executive Compensation

The Compensation Committee determines executive compensation with the following elements: base salary, STI, LTI, and benefits. For 2023, the Compensation Committee of the Board confirmed the weightings of the pay elements which align directly with Company performance by affirming the allocation of long-term compensation for the Named Executive Officers at 50% time- based restricted stock units and 50% performance-based restricted stock units.

Base Salary

Our approach to compensating executive officers is to pay salaries generally competitive with salaries paid to executives of other manufacturing companies, particularly in our geographic areas. The Compensation Committee approved salary increases for 2023 as part of a plan to more closely align total compensation with the median of our peer group. Our overall financial performance also influences the general level of salary increases. The Compensation Committee reviews salaries annually. The Chief Executive Officer, after seeking input from other key managers and reviewing selected market data, recommended increases for the other Named Executive Officers based on his analysis of each individual executive’s experience and past and potential contributions to the Company. Any base salary increases are ultimately determined and approved by the Compensation Committee. Based on the foregoing factors, salary increases for 2023 ranged from 6% to 17% for the NEOs, as set forth in the following table:

Named Executive Officer	2022 Annual Salary Rate	2023 Annual Salary Rate

Josef Matosevic	$900,000	$950,000

Sean Bagan	$—	$440,000

Marc Greenberg	$290,000	$330,000

Matteo Arduini (1)	$315,000	$350,000

Lee Wichlacz	$265,000	$265,000

Tricia Fulton (2)	$480,000	$530,000

Jason Morgan (3)	$300,000	$350,000

(1)

Mr. Arduini’s salary was paid in Euros based on an average conversion rate during the year. For purposes of this disclosure and to exchange rate, all cash amounts for Mr. Arduini have been converted to U.S. dollars at an average exchange rate of €1 to $1.081629 for 2023.

(2)	Ms. Fulton resigned from the Company, effective August 8, 2023.

(3)	Mr. Morgan resigned from the Company, effective March 30, 2023.

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Executive Compensation

Short-Term Incentives

In 2023, our STI program aimed to harmonize the bonus structure across corporate and segment functions, and to enhance our pay-for-performance relationship by increasing the program’s alignment with our communicated financial goals and improving the clarity of our plan’s objectives for our employees and shareholders. Cash STI awards for 2023 were based on an objective formula with preset financial targets designed to drive our overall Company and segment financial results. The performance goals for 2023 were adjusted EBITDA margin (40%), revenue growth (30%), adjusted free cash flow (FCF) margin (20%) and personal goals (10%). The primary financial performance goals for segment level executives are adjusted EBITDA Margin (40%), revenue growth (30%) and adjusted FCF (30%). The financial measures were selected because they are the principal financial drivers to achieving our objectives under our stated strategy. The STI awards for segment-level NEOs were based on similar metrics as the corporate-wide goals, but with specific goals and results measured at the segment level. For purposes of these awards, adjusted EBITDA margin is calculated as earnings before net interest expense, income taxes, depreciation, amortization and certain other charges as a percentage of sales. Adjusted free cash flow margin is calculated as adjusted net cash provided by operating activities less capital expenditures as a percentage of sales. The Compensation Committee determines STI payouts based on an objective formula with target and maximum performance levels (with a maximum STI payout equal to 200% of target. The Compensation Committee sets STI targets for each of the NEOs consistent with the recommendations set forth by the Mercer study. For 2023, the STI targets for each NEO were as follows:

Named Executive Officer	2023 STI Target (as a Percentage of Base Salary)	2023 STI Target (Expressed in Dollars)

Josef Matosevic	100%	$950,000
Sean Bagan	65%	$286,000
Marc Greenberg	60%	$198,000

Matteo Arduini	60%	$210,000

Lee Wichlacz	50%	$132,500

Tricia Fulton	75%	$397,500

Jason Morgan	60%	$210,000

Annual cash incentive awards for the NEOs in 2023 were contingent on the attainment of corporate and segment performance metrics established by management and approved by the Compensation Committee. Target goals were set using the anticipated 2023 budget of the Company and external financial guidance range to determine target and maximum payments. STI increases were determined by the Compensation Committee after engagement with Mercer to review peer group compensation and survey data to bring compensation closer to the market median.

Corporate Executives. For 2023, the Compensation Committee set annual incentive cash targets for corporate-level NEOs (Josef Matosevic, Sean Bagan, Marc Greenberg and Tricia Fulton) based on meeting the following performance goals:

Measure	Weighting	Results	Payout

Adjusted EBITDA Margin (1)	40%	19.4%	0%

Revenue Growth (1)	30%	-6.3%	0%

Adjusted Free Cash Flow Margin (1)	20%	10.3%(2)	50%

Personal Goal	10%		Max

Overall Payout Percentage (Corporate Measures)			30%

(1)	2023 results excluded our acquisitions of Schultes Precision Manufacturing and i3 Product Development that occurred in January and May 2023, respectively.

(2)	Figure presented includes adjustments made by the Compensation Committee as previously discussed. Actual result was 6.4%.

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Executive Compensation

Segment Executives. For 2023, the Compensation Committee set annual incentive cash targets for segment-level NEOs (Matteo Arduini, Lee Wichlacz and Jason Morgan) based on meeting segment performance goals as follows:

Measure	Weighting	Hydraulics Segment Results	Electronics Segment Results	Hydraulics Electronics Segment Payout

Segment Adjusted EBITDA Margin (1)	40%	25.2%	16.9%	0%

Segment Revenue Growth (1)	30%	2.6%	-20.6%	0%

Segment Adjusted Free Cash Flow Margin (1)	30%	13.9%	8.1%

Overall Payout Percentage (Segment Measures)				0%

(1)	2023 results excluded our acquisitions of Schultes Precision Manufacturing and i3 Product Development that occurred in January and May 2023, respectively.

The disclosure of the underlying goals for the measures above would reveal competitively sensitive, proprietary and confidential information the Company does not disclose publicly. Disclosing these goals could potentially reveal insights about our business plans and strategic objectives our competitors could use against us in the marketplace. Achieving target-level goals is reasonably anticipated but uncertain and would be considered “strong performance” based on historical performance. Threshold goals are more likely to be achieved and maximum goals are considered aggressive.

Award Payouts. After year-end, the Compensation Committee determined the extent to which the goals were satisfied, with partial or full satisfaction warranting partial or full payout of the cash incentive awards. The award opportunity as a percentage of each NEO’s base salary, target and maximum award levels and actual award payouts are set forth in the table below. Linear interpolation is used to determine STI payouts for performance between achievement levels.

Named Executive Officer	Target as a % of Base Salary	Target	Maximum	Actual Award as a % of Base Salary	Actual Payout

Josef Matosevic	100%	100%	200%	30%	$285,000

Sean Bagan (1)	65%	100%	200%	30%	$35,965

Marc Greenberg	60%	100%	200%	30%	$59,400

Matteo Arduini	60%	100%	200%	0%	$0

Lee Wichlacz	50%	100%	200%	0%	$0

Tricia Fulton (2)	75%	100%	200%	—	—

Jason Morgan (2)	60%	100%	200%	—	—

(1)	Mr. Bagan was appointed CFO on August 9, 2023. His STI payout was pro-rated for the partial year.

(2)	Award payout was forfeited with departure, as further described below.

Long-Term Incentives

We use equity awards as long-term incentives for Executive Officers and other key managers. In January 2023, the Compensation Committee initially granted our NEOs performance-based restricted stock units (weighted 50%) and time-based restricted stock units (weighted 50%). For 2023, the Compensation Committee revised the equity award mix in our LTI program to align both officers and non-officers by eliminating stock options (previously weighted 25%) for Company officers. Performance-based restricted stock units generally vest in full after three years based on meeting certain performance goals, and time-vested restricted stock units generally vest annually pro rata over three years. The purpose of the LTI awards is to attract, retain, and motivate executives, consistent with the Company’s long-term strategy, and to align the interests of executives with those of shareholders by giving them a personal interest in the value of the Company’s Common Stock over the long term.

2024 Proxy Statement | 45

Executive Compensation

All time-based and performance-based restricted stock units are settled in Company common stock. In setting LTI award levels as a percentage of base salary, the Compensation Committee considered the results of Mercer’s competitive market analysis in an effort to better align executives’ award levels with the median of peer company award levels. For 2023, our NEOs were awarded the following restricted stock units and performance-based restricted stock units:

Named Executive Officer	Target as a % of Base Salary	Number of Time-based Restricted Stock Units Awarded	Number of Performance-based Restricted Stock Units Awarded

Josef Matosevic	475%	39,737	39,737

Sean Bagan (1)	140%	2,312	2,312

Marc Greenberg	100%	2,906	2,906

Matteo Arduini	100%	3,082	3,083

Lee Wichlacz	60%	1,400	1,401

Tricia Fulton (2)	170%	7,934	7,935

Jason Morgan (3)	125%	3,853	3,853

(1)

Mr. Bagan was appointed CFO on August 9, 2023. His 2023 awards were pro-rated for the partial year. Additionally, the number of time-based restricted stock units included in the table above does not include 4,000 restricted stock units granted as a sign-on award.

(2)	Ms. Fulton forfeited her 2023 annual equity award when she stepped down as CFO and separated from the Company effective August 9, 2023.

(3)	Mr. Morgan forfeited his 2023 annual equity award when he stepped down as President, CVT and separated from the Company effective March 20, 2023.

Performance-Based Restricted Stock Units. The performance-based restricted stock units generally vest after three years based on performance against threshold, target and maximum goals with respect to certain metrics over a three-year performance period. Payout for each metric may be from 0% to 200% of the performance-based restricted stock units allocated to that metric. For 2023, the measures for corporate executives were adjusted EBITDA margin (50%) and adjusted EPS (50%). Adjusted EBITDA margin and adjusted EPS are driven by revenue growth, partially offset by items such as freight, seasonality, foreign currency exchange, one-time operational items, and the impact of acquisitions. Helios believes adjusted EBITDA margin and adjusted EPS, which are non-GAAP measures, are good measures of the Company’s operating performance. For Matteo Arduini, Lee Wichlacz and Jason Morgan who are employed by a subsidiary, LTI measures are tied to the same metrics but for segment level performance. For purposes of these awards, adjusted EBITDA margin is calculated in substantially the same manner as under the STI program (as described above). Adjusted EPS is calculated as net income adjusted for amortization and certain other charges divided by diluted weighted average common shares outstanding.

Time-Based Restricted Stock Units. The time-based restricted stock unit generally vest annually pro rata over three years. The Committee determined this form of long- term compensation, tied to value creation for the Company, aligns the interests of officers with those of shareholders. The objectives of the time-based restricted stock unit awards are to reward Officers for long-term service, encourage retention, and promote equity ownership in the Company.

In 2022, the Compensation Committee assessed the impact of the pandemic on the LTI plan awards for the 2020-2022 performance periods, and, in an effort to continue to incentivize and retain the executive team, after considering various alternatives, decided to adjust the LTI plan targets for the 2021-2023 performance period. The Compensation Committee adjusted the targets for the 2021-2023 performance period to eliminate the target revenue compound annual growth rate (“CAGR”) goals and increase both the adjusted EPS as well as the adjusted EBITDA goal. In revising the targets, the Committee also considered the investments into the business needed to impact EBITDA margins.

Prior Year Equity Awards.

Payout of 2021-2023 Performance-Based Restricted Stock Unit Awards

Corporate Executives. The below table presents the results of the performance-based restricted stock units granted in 2021 to corporate executives Josef Matosevic and Tricia Fulton. The units vested following the 3-year performance period that ran from 2021 – 2023.

Measure	Weighting	Actual	Payout

Adjusted EBITDA Margin (1)	50%	22.5%	100%

Adjusted EPS (1)	50%	$10.37	196%

(1)	Results excluded our acquisitions of NEM, Joyonway, Taimi, Daman, Schultes & i3 that occurred July 2021, October 2021, July 2022, September 2022, January 2023 & May 2023 respectively.

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Subsidiary Executives. The below table presents the results of the performance-based restricted stock units granted in 2021 to subsidiary-level NEOs (Jason Morgan and Matteo Arduini) based on meeting performance goals. The units vested following the 3-year performance period from 2021 – 2023.

Measure	Weighting	CVT Results / Payout	QRC Results / Payout

Subsidiary Adjusted EBITDA Margin (1)	50%	26.6%/71%	28.7%/180%

Subsidiary Adjusted EPS (1)	50%	$5.48/109%	$3.31/200%

(1)	Results excluded our acquisitions of NEM, Taimi, Daman and Schultes that occurred July 2021, July 2022, September 2022 and January 2023 respectively.

Update on 2022 Performance-Based Stock Option Awards

On October 1, 2022, the Compensation Committee approved a performance-based stock option award to each of Mr. Matosevic, Ms. Fulton, Mr. Arduini. Mr. Morgan and Mr. Greenberg. In approving these awards, the Compensation Committee considered the extraordinary contributions of the Company’s executive team in connection with the acquisitions completed during 2022. The awards will be earned based on Company stock price appreciation performance and cover shares of the Company’s common stock at an exercise price of $50.60 per share. Initially, from 0% to 100% the Award will be earned and exercisable after the second anniversary of the grant date based on the highest closing price of the Company’s common stock during the period beginning on October 1, 2022, and ending on October 1, 2024 as follows: no portion of the award will become exercisable if stock price achievement is below $70; one-third of the award will become exercisable if stock price achievement is at least $70 but less than $80; two-thirds will become exercisable if stock price achievement is at least $80 but less than $90; and all of the award will become exercisable if stock price achievement is $90 or greater. To the extent the award is not fully earned based on stock price achievement as of October 1, 2024, the unearned portion of the award will be earned if the stock price achievement hurdle for such unvested portion is achieved prior to the expiration of the award. The award will expire on October 1, 2032. As of April 25, 2024, one-third of the stock price achievement hurdles have been met.

Other Compensation

Retirement Plan. All U.S.-based employees, including the Named Executive Officers, are eligible to participate in the Helios Technologies, Inc. 401(k) (the “Plan”). Under the tax-qualified Plan, employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before or after tax basis. Based on years of service, we match 100% of up to the first 6% of pay contributed to the Plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over a five-year period—20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years.

Mr. Arduini, who is located in Italy, is eligible for certain retirement benefits under plans specific to Italian-based employees. Mr. Arduini is a participant in a state retirement pension plan. His employer, Faster S.r.l., contributes $26,341 per year for the benefit of Mr. Arduini’s retirement in the state plan. Additionally, Mr. Arduini is a participant in the Previndai, a supplemental pension plan. In this plan, Mr. Arduini contributes a portion of his salary into the plan and the Company makes a contribution in the amount of $7,585 per year. These amounts are paid in Euros and converted to U.S. dollars (for purposes of this disclosure) using an average exchange rate for 2023 of $1.081629/Euro. Under the terms of the Previndai, Mr. Arduini’s family members are also eligible to participate at their discretion. At retirement, Mr. Arduini will be able to access the Previndai funds in the form of an annuity, lump sum or combination of both and the state plan is paid out in the form of monthly payment.

Perquisites and Other Benefits. To provide a market competitive total compensation package, we provide a limited amount of perquisites and supplemental benefits to our Named Executive Officers. In 2023, we provided the following: supplemental life and long- term disability insurance, car allowance, limited recognition rewards and housing as well as Italian statutory severance plan contributions. Any aggregate incremental cost to us of perquisites and supplemental benefits provided in 2023 is presented in the Summary Compensation Table and footnotes.

Risks Arising from Compensation Policies and Practices

The Board has determined its compensation policies and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria not primarily focused on the achievement of short-term

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objectives but, rather, what is in the long-term best interest of the Company. The equity awards granted under the program are generally determined in the first quarter of the year. For 2023, awards were granted at a meeting of the Compensation Committee convened on January 3, 2023.

To assess compensation risk, the Compensation Committee reviewed the policies and practices of the Company and determined they do not create risks reasonably likely to have a material adverse effect on the Company. In conducting this review, the Committee noted the following risk-mitigating features of the compensation policies and practices:

•	Balance among short- and long-term incentives, cash and equity and fixed and variable pay
•	Multiple performance measures
•	Stock ownership and holding guidelines
•	Anti-hedging policy
•	Clawback policy
•	Limited change-in-control (CIC) benefits

Stock Ownership Guidelines

To better link management’s interests with those of shareholders, the Board of Directors has implemented stock ownership guidelines for the Company’s NEOs. The ownership guidelines specify a number of shares Company executives must acquire and hold within five years of appointment as an executive officer.

In determining whether an executive has met the stock ownership guidelines, all shares and units (vested or unvested) held by him or her will be counted, including those held jointly or in common with a spouse or dependent children or held in his or her individual retirement account, or 401(k) plan or similar benefit plan. Each of the Company’s continuing NEOs who have held their positions for more than five years, or have time remaining to do so, are in compliance with the stock ownership guidelines, as set forth in the following table:

Executive	Ownership requirement as a multiple of salary

Josef Matosevic	5x

Sean Bagan	3x

Marc Greenberg	2x

Matteo Arduini	2x

Lee Wichlacz	2x

Hedging Policy

Our Confidentiality and Insider Trading Policy prohibits our Directors, officers and employees and their designees from entering into hedging transactions or other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of the Company’s securities. The policy also prohibits Directors, Officers and Employees and their designees from selling company securities short, engaging in short-term trading, trading company securities on margin or pledging company securities as collateral for a loan.

Clawback Policy

During 2023, we adopted a new Clawback Policy to comply with new rules promulgated by the NYSE and the SEC (the “Clawback Policy”). The Clawback Policy generally applies to current and former executive officers, and it provides for the recovery of certain incentive-based compensation received during a three-year recovery period if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The incentive-based compensation recoverable under the Clawback Policy generally includes the amount of incentive-based compensation received (on or after September 29, 2023) that exceeds the amount that would have been received had it been determined based on the restated amounts (without regard to any taxes paid). The Clawback Policy does not condition clawback on the fault of the executive officer, but the required clawback under the Clawback Policy is subject to certain limited exceptions in accordance with the SEC and NYSE rules.

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Employment Agreements and Change-in-Control Provisions

The Company typically does not enter into employment agreements with its executives. However, as customary in Italy, an employment agreement was entered into with Mr. Arduini in connection with his promotion to the role of General Manager and Managing Director of Faster (known internally as “President, QRC”). The Company also has entered into continuity and severance agreements with each of the NEOs to protect them from loss of income in the case of change of control and to provide protections for the Company and the NEOs covering employment related issues as well as confidentiality.

Arduini Employment Agreement

The Company entered into an employment agreement with Mr. Arduini effective January 1, 2019 in connection with his promotion to the role of General Manager and Managing Director of Faster. Mr. Arduini’s employment agreement sets forth an annual gross base salary, target cash bonus (short-term incentive or “STI”), and participation in the Helios Long-Term Incentive (LTI) Plan. Mr. Arduini’s employment agreement also provides for an annual amount as consideration for entering into the non-competition agreement, as required by Italian law for the enforcement of certain restrictive covenants. The amount is included in his base salary. Mr. Arduini’s employment agreement was amended in 2020 and 2021 to reflect increases in his compensation package. For 2023, Mr. Arduini’s base salary was increased to $378,570, his target STI percentage was 60% of his base salary, and the total value of his LTI was 100% of his base salary. Mr. Arduini’s 2023 LTI award consisted of 50% time-based restricted stock units (“RSUs”), and 50% performance based RSUs (“PRSUs”). Mr. Arduini has an opportunity to earn up to 200% of his target STI award and up to 200% of the portion of his LTI award that consists of performance based RSUs for exceptional achievement of predetermined metrics. In addition, Mr. Arduini received $8,701 per year in a housing allowance and a company vehicle allowance in the amount of $25,125, which are paid in Euros and converted to U.S. dollars (for purposes of this disclosure) using an average exchange rate for 2023 of $1.081629/Euro.

Executive Officer Continuity Agreements

The Company entered into Executive Officer Continuity Agreements (“Continuity Agreements”) with each of the Company’s NEOs: Josef Matosevic, Sean Bagan, Marc Greenberg, Matteo Arduini, Lee Wichlacz, Tricia Fulton and Jason Morgan. The Continuity Agreements provide for certain benefits to be paid to the executive in connection with a termination of employment that takes place in connection with a “Change of Control” (as defined in the Continuity Agreements). The Continuity Agreements supersede and replace any prior agreements.

The Continuity Agreements provide that on termination of the executive’s employment or other triggering event during the two-year period immediately following, or within 90 days prior to, a change in control, as defined in the Continuity Agreements, he or she is entitled to a lump-sum payment equal to twice the amount of his or her annual salary, plus the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at the Company’s expense, for the executive and his or her family, for a period of 24 months. The executive also is entitled to immediate vesting of, and an extended period following termination, to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares and restricted stock units. To receive the payment and benefits under the Continuity Agreement, the executive must execute a general release and comply with the restrictive covenants set forth in his or her other agreements with the Company during the 24-month period following termination of employment.

Executive Officer Severance Agreement

The Company entered into Executive Officer Severance Agreements (“Severance Agreements”) with each of the Company’s NEOs: Josef Matosevic, Sean Bagan, Marc Greenberg, Matteo Arduini, Lee Wichlacz, Tricia Fulton and Jason Morgan. The Severance Agreements provide for certain benefits to be paid to the executive in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. Mr. Arduini is based in Italy and his Italian employment contract would supersede the Severance Agreement where the provisions are more favorable.

The Severance Agreements provide that on an “Involuntary Termination of Employment” (as defined in the Severance Agreement), the executive is entitled to a continuation of his or her annual base salary for twelve months, a payment equal to the target value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at Company expense, for the executive and his or her family for a period of twelve months. To receive the payment and benefits under the Severance Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreement(s) with the Company for a period of twelve months following termination of employment.

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Mr. Arduini is entitled to certain additional severance components pursuant to his employment contract and Italian law in the event of an Involuntary Termination. In the event a benefit is higher under Italian law provided for under his Severance Agreement, Italian law will govern with the higher term. Based on the events and reasons for the termination, Mr. Arduini may receive, based on his current seniority with the Company, six months of notice period compensation plus up to eight months of supplemental indemnity, the average amount of his short-term incentive award (based on the last three years), an amount, for the duration of his notice period for continued coverage on his health and welfare plans, his car and housing allowances, and contributions to his pension schemes. In addition, Mr. Arduini will receive consideration for the value of his non-competition clause (the difference between 50% of his annual salary for three years less payments already made).

On June 4, 2021, the Company entered into an Amended and Restated Executive Officer Severance Agreement (“Amended CEO Agreement”) with Josef Matosevic. The Amended CEO Agreement modified the terms of Mr. Matosevic’s original Executive Severance Agreement (“Original CEO Agreement”). The Amended CEO Agreement provides for certain benefits to be paid to Mr. Matosevic in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. The Amended CEO Agreement provides that on an “Involuntary Termination of Employment” (as defined in the Severance Agreement), the executive is entitled to a continuation of his annual base salary for 24 months, a payment equal to 200% of the target value at the time of grant of the executive’s current year short-term compensation award, immediate vesting of all stock options, RSUs and PRSUs (at 100% of target, except for PRSUs granted in the year of termination, which will only vest if the termination date occurs at least six months after the beginning of the performance period, and which will vest (if at all) at target on a pro-rata basis) which are outstanding on the date of termination, an extended exercise period of up to one year for vested stock options, and continuing medical benefits, at Company expense, for the executive and his family for a period of 24 months, among other benefits. To receive the payment and benefits under the Amended CEO Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreement(s) with the Company for a term in effect until all payments and benefits have been made or provided to executive.

Departure of Executive Vice President and Chief Financial Officer

As previously disclosed, Ms. Fulton departed the Company effective August 8, 2023. In connection with her departure and to effectuate a smooth transition of her duties, the Company entered into an advisory and transition services agreement with Ms. Fulton, pursuant to which Ms. Fulton will provide advisory and transition services during the period of twelve months following her departure, in exchange for a bi-weekly fee of $40,000 for a period of twelve months.

Departure of President of CVT

As previously disclosed, Mr. Morgan departed the Company effective March 30, 2023. In connection with his departure and to effectuate a smooth transition of his duties, as well as provide advisory services with the Company’s regional structure change, the Company entered into an advisory and transition services agreement with Mr. Morgan, pursuant to which Mr. Morgan provided transition and advisory services during a period of six months following his departure, in exchange for continuation of Mr. Morgan’s base salary and COBRA-eligible benefits for twelve months following March 30, 2023; as well as a lump-sum payment of $419,113 and payment of his target 2023 STI award at the target level.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

COMPENSATION COMMITTEE

Diana Sacchi, Chair

Cariappa Chenanda

Alexander Schuetz

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Summary Compensation Table

The table below summarizes the total compensation of the Named Executive Officers serving as such for the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022 as applicable. When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews the executive’s current compensation, including equity and non-equity-based compensation, compensation history, performance and other information it deems relevant.

FISCAL 2023 SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Josef Matosevic	2023	950,000		4,445,378		285,000	34,900	5,715,278
President and	2022	900,000		3,292,414	1,697,200	621,000	33,667	6,544,281
Chief Executive Officer	2021	786,000	813,450	1,909,543	225,483	1,572,000	25,500	5,331,976

Sean Bagan (3)	2023	176,000	113,920	506,655		35,965	2,031	834,571
Chief Financial Officer

Marc Greenberg	2023	330,000		494,384		59,400	9,900	893,684
General Counsel and	2022	290,000	—	201,325	113,147	100,050	5,689	710,211
Secretary

Matteo Arduini (4)	2023	350,000		514,129			98,992	963,121
President, Hydraulics EMEA	2022	315,000		265,512	113,147	90,720	89,479	873,857
	2021	306,000	108,460	276,150	23,821	230,028	98,484	1,042,942

Lee Wichlacz (5)	2023	265,000		156,674			43,444	465,118
President Electronics

Tricia Fulton (6)	2023	319,452		1,169,782			419,463	1,908,697
Former Chief Financial Officer	2022	480,000		713,806	297,010	231,840	18,300	1,740,956
	2021	435,000	325,380	731,935	60,451	565,500	17,400	2,135,666

Jason Morgan (7)	2023	350,000		628,540			632,953	1,611,493
Former President, CVT	2022	300,000	—	297,504	113,147	96,000	11,846	818,497
	2021	237,000	162,690	127,635		154,430	7,573	689,327

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(1)

The dollar values shown represent the grant date fair values for time-based and performance-based restricted stock unit awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Performance-based restricted stock unit awards are subject to performance-based vesting criteria. Reported values are based on the probable outcome of the performance conditions as of the grant date. The values of the awards at the grant date assuming that the highest level of performance conditions will be achieved, are as follows:

Named Executive Officer	Year	Stock Awards, Assuming Highest Level of Performance Conditions are Achieved ($)

Josef Matosevic	2023	$6,661,511

Sean Bagan	2023	$632,613

Marc Greenberg	2023	$656,452

Matteo Arduini	2023	$686,068

Lee Wichlacz	2023	$234,808

Tricia Fulton	2023	$1,612,317

Jason Morgan	2023

(2)	All Other Compensation amounts for 2023 are as follows:

Named Executive Officer	Year	Perquisites and Other Personal Benefits ($)	Company Contributions to Retirement and 401(k) Plans ($)	Payment of Consulting Fees ($)		Total ($)

Josef Matosevic	2023	$25,000(a)	$9,900			$34,900

Sean Bagan	2023		$2,031			$2,031

Marc Greenberg	2023		$9,900			$9,900

Matteo Arduini	2023	$61,969(b)	$37,023			$98,992

Lee Wichlacz	2023	$35,800(c)	$7,644			$43,444

Tricia Fulton	2023		$19,800	$399,663	(d)	$419,463

Jason Morgan	2023		$3,840	$629,113	(d)	$632,953

(a)	Represents car allowance of $25,000.

(b)	Represents car allowance of $25,125, housing allowance of $8,701, and amounts contributed to employee’s Trattamento di Fine Rapporto (TFR) (Italian statutory severance plan), $28,143.

(c)	Represents allowance for moving expenses.

(d)	Represents amounts paid for consulting services provided post employment.

(3)	Sean Bagan joined the Company as CFO in August 2023.

(4)	Cash amounts for Mr. Arduini are paid in Euros, and for 2023 such amounts have been converted into U.S. dollars based on an average conversion rate of €1 to $1.081629 during 2023.

(5)	Lee Wichlacz assumed the role President Electronics in December 2022.

(6)	Tricia Fulton separated from the Company in August 2023. Stock and option awards were forfeited upon termination.

(7)	Jason Morgan separated from the Company in March 2023. Stock and option awards were forfeited upon termination.

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FISCAL 2023 GRANTS OF PLAN-BASED AWARDS

GRANTS OF PLAN-BASED AWARDS		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)
Josef Matosevic	January 6, 2023				—	39,737	79,474				2,216,132
	January 6, 2023							39,737			2,229,246
	January 3, 2023	—	950,000	1,900,000
Sean Bagan	October 1, 2023				—	2,312	4,624				125,958
	October 1, 2023							2,312			126,698
	August 9, 2023							4,000			254,000
Marc Greenberg	January 6, 2023				—	2,906	5,812				162,068
	January 6, 2023							5,906			332,317
	January 3, 2023		198,000	396,000
Matteo Arduini	January 6, 2023				—	3,803	6,166				171,939
	January 6, 2023							6,082			342,190
	January 3, 2023	—	210,000	420,000
Lee Wichlacz	January 6, 2023				—	1,401	2,802				78,134
	January 6, 2023							1,400			78,540
	January 3, 2023	—	132,500	265,000
Tricia Fulton	January 6, 2023				—	7,935	15,870				442,535
	January 6, 2023							12,934			727,247
	January 3, 2023	—	397,500	795,000
Jason Morgan	January 6, 2023				—	3,853	7,706				214,882
	January 6, 2023							7,353			413,658
	January 3, 2023	—	210,000	420,000

(1)	There are no thresholds for the awards.

(2)	Represents the number of performance-based restricted stock units and options granted under the 2019 Equity Incentive Plan. Dividends were not paid on the restricted stock units.

(3)

Grant date fair value of awards computed in accordance with FASB ASC Topic 718, with reported values for performance-based awards based on the probable outcome of the performance conditions as of the grant date.

(4)

Stock options are subject to a one-year service requirement from the date of grant and will generally vest on or after the second anniversary of the grant date upon the Company’s achievement of the following stock price hurdles :1/3 vested at $70/share; 2/3 vested at $80/share; and 100% vested at $90/share.

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OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (6)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Josef Matosevic	5,127				35.04	7/1/2030

	7,276	3,638	(1)		55.03	1/28/2031

				60,000	50.60	10/1/2032

							54,147	(1)	2,455,566	55,895	(1)	2,534,838

Sean Bagan							6,312	(2)	286,249	2,312	(2)	104,849

Marc Greenberg				4,000	50.60	10/1/2032

							6,747	(3)	305,976	3,894	(3)	176,593

Matteo Arduini	874				39.75	2/28/2030

	768	385	(4)		55.03	1/28/2031

				4,000	50.60	10/1/2032

							7,336	(4)	332,688	4,386	(4)	198,905

Lee Wichlacz							1,400	(5)	63,490	1,401	(5)	63,535

Tricia Fulton	3,239				39.75	2/28/2030

	1,950	976	(6)		55.03	1/28/2031

							9,788	(6)	443,886

Jason Morgan

(1)

Unexerciseable options vest as follows: 3,638 on January 28, 2024. Unvested time-based stock awards represent restricted stock that will vest as follows: 5,386 on January 3, 2024, 13,245 on January 6, 2024, 3,638 on January 28, 2024, and 5,386 on January 3, 2025, 13,246 on January 6, 2025 and 13,246 on January 6, 2026. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 21,827 shares on December 30, 2023 (included in the table at the maximum payout of 200% as the level of performance is tracking above target) up to 200% of 16,158 shares on December 28, 2024 (included in the table at the target payout of 100%) and up to 200% of 39,737 shares on March 15, 2026 (included in the table at the target payout of 100%).

(2)

Unvested time-based stock awards represent restricted stock that will vest as follows: 4,000 on January 2, 2024, 770 on October 1, 2024, 771 on October 1, 2025 and 771 on October 1, 2026. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 2,312 shares on March 15, 2026 (included in the table at the target payout of 100%).

(3)

Unvested time-based stock awards represent restricted stock that will vest as follows: 329 on January 3, 2024, 3,968 on January 6, 2024, 182 on January 28, 2024, 330 on January 3, 2025, 969 on January 6, 2025 and 969 on January 6, 2026. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 988 shares on December 28, 2024 (included in the table at the target payout of 100%) and 2,906 shares on March 15, 2026 (included in the table at the target payout of 100%).

(4)

Unexerciseable options vest as follows: 385 on January 28, 2024. Unvested time-based stock awards represent restricted stock that will vest as follows: 434 on January 3, 2024, 4,027 on January 6, 2024, 385 on January 28, 2024, 435 on January 3, 2025, 1,027 on January 6, 2025 and 1,028 on January 6, 2026. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 2,306 shares on December 30, 2024 (included in the table at the maximum payout of 200% as the level of performance is tracking above target), up to 200% of 1,303 shares on December 28, 2024 (included in the table at the target payout of 100%) and up to 200% of 3,083 shares on March 15, 2026 (included in the table at the target payout of 100%).

(5)

Unvested time-based stock awards represent restricted stock that will vest as follows: 466 on January 6, 2024, 467 on January 6, 2025 and 467 on January 6, 2026. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 1,401 shares on March 15, 2026 (included in the table at the target payout of 100%).

(6)

Unexerciseable options vest as follows: 976 on January 28, 2024. Unvested time-based stock awards represent restricted stock that will vest as follows: 1,168 on January 3, 2024, 7,644 on January 6, 2024 and 976 on January 28, 2024.

2024 Proxy Statement | 55

Executive Compensation

FISCAL 2023 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Josef Matosevic	—	—	48,871	2,497,346
Sean Bagan	—	—
Marc Greenberg	—	—	511	29,947
Matteo Arduini	—	—	5,637	277,357
Lee Wichlacz	—	—	—
Tricia Fulton			11,885	594,058
Jason Morgan	—	—	1,085	66,630

Pension Benefits

The Company does not maintain a pension plan for any of its United States based Executive Officers, other than its 401(k) Plans.

As described above, Mr. Arduini is a participant in both a state and supplemental pension schemes consistent with Italian law. The Company contributes to both pension schemes on behalf of Mr. Arduini.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

Potential Payments Upon Termination or Change of Control

On June 14, 2019, the Board approved the Continuity Agreement to be entered into with its Executive Officers. The Continuity Agreement provides that upon termination of the executive’s employment or other triggering event during the two-year period immediately following, or within 90 days prior to, a change in control, as defined in the Continuity Agreement, he or she is entitled to a lump-sum payment equal to twice the amount of his or her annual salary, plus the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical, dental, life, disability and hospitalization benefits, at the Company’s expense, for the executive and his or her family, for a period of 24 months. The executive also is entitled to immediate vesting of and an extended period following termination in which to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted stock units. To receive the payment and benefits under the Continuity Agreement, the executive must execute a general release and comply with the restrictive covenants set forth in his or her other agreements with the Company during the 24-month period following termination of employment.

Additionally, on June 14, 2019, the Compensation Committee adopted, and the Board endorsed, a form of Severance Agreement to be entered into with each of the Company’s Executive Officers. The Severance Agreement provides for certain benefits to be paid to the executive in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. The Severance Agreement provides that upon an “Involuntary Termination of Employment” (as defined in the Severance Agreement), he or she is entitled to a continuation of his or her annual base salary for twelve months, a payment equal to the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical, dental, life, disability and hospitalization benefits, at Company expense, for the executive and his or her family for a period of twelve months. To receive the payment and benefits under the Severance Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreements with the Company for a period of twelve months following termination of employment.

Mr. Arduini is entitled to certain additional severance components pursuant to his employment contract and Italian law in the event of an Involuntary Termination. In the event a benefit is higher under Italian law that provided for under his Severance Agreement, Italian law will govern with the higher term. Based on the events and reasons for the termination, Mr. Arduini may receive, based on his current seniority with the Company, six months of notice period compensation plus up to eight months of supplemental indemnity, the average amount of his short-term incentive award (based on the last three years), an amount, for the duration of his notice period for continued coverage on his health and welfare plans, his car and housing allowances, and contributions to his pension schemes. In addition, Mr. Arduini will receive consideration for the value of his non-competition clause (the difference between 50% of his annual salary for three years less payments already made).

56 | 2024 Proxy Statement

Executive Compensation

The Company and Mr. Matosevic entered into an Amended Executive Officer Severance Agreement on June 4, 2021. Mr. Matosevic is entitled to a continuation of his annual base salary for 24 months, a payment equal to 200% of the target value at the time of grant of his current year STI award, continuing medical benefits, at the Company expense, for Mr. Matosevic and his family for a period of 24 months, immediate vesting of all stock options, RSUs and PRSUs (at 100% of target, except for PRSUs granted in the year of termination, which will only vest if the termination date occurs at least six months after the beginning of the performance period, and which will vest (if at all) at target on a pro-rata basis) which are outstanding on the date of termination, and an extended exercise period of up to one year for vested stock options. To receive the payment and benefits under his severance agreement, Mr. Matosevic must, among other things, execute a customary release and comply with customary restrictive covenants set forth in his agreements with the Company.

The following table shows the potential payments for continuing NEOs upon termination following a change of control, as if termination had occurred on December 30, 2023.

	Salary ($)	STI ($)	Accelerated Restricted Stock Vesting ($)	Accelerated Stock Option Vesting ($)(1)	Welfare Benefits ($)	Other Benefits ($)		Total ($)

Josef Matosevic	1,900,000	1,900,000	4,990,405		126,562			8,916,966

Sean Bagan	880,000	572,000	391,098		44,991			1,888,089

Marc Greenberg	660,000	366,000	482,569		73,024			1,611,593

Matteo Arduini	700,000	420,000	531,593		15,440	43,242	(2)	1,710,275

Lee Wichlacz	530,000	265,000	127,025		74,956			996,981

(1)	Amounts assume all unvested options vest and in the money options are exercised immediately upon termination. All options at the end of 2023 were out of the money.

(2)	Amount relates to car and housing allowances of $11,275 required under Italian statutory regulations, $22,416 in pension contributions, and $9,551 of consideration for non-competition obligations.

The following table shows the potential payments for continuing NEOs following an involuntary termination, other than in connection with a change in control, as if termination had occurred on December 30, 2023:

	Salary ($)	STI ($)	Accelerated Restricted Stock Vesting ($)	Accelerated Stock Option Vesting ($)(1)	Welfare Benefits ($)	Other Benefits ($)		Total ($)

Josef Matosevic	1,900,000	1,900,000	4,990,405		126,562			8,916,966

Sean Bagan	440,000	286,000			22,495			748,495

Marc Greenberg	330,000	198,000			36,512			564,512

Matteo Arduini	350,000	210,000			7,720	43,242	(2)	610,962

Lee Wichlacz	265,000	132,500			37,478			434,978

(1)	Amounts assume all unvested options vest and in the money options are exercised immediately upon termination. All options at the end of 2023 were out of the money.

(2)	Amount relates to car and housing allowances of $11,275 required under Italian statutory regulations, $22,416 in pension contributions, and $9,551 of consideration for non-competition obligations.

As previously disclosed, Ms. Fulton departed the Company effective August 8, 2023. In connection with her departure and to effectuate a smooth transition of her duties, the Company entered into an advisory and transition services agreement with Ms. Fulton, pursuant to which Ms. Fulton will provide advisory and transition services following her departure, in exchange for a bi-weekly fee of $40,000 for a period of twelve months.

As previously disclosed, Mr. Morgan departed the Company effective March 30, 2023. In connection with his departure and to effectuate a smooth transition of his duties, as well as provide advisory services with the Company’s regional structure change, the Company entered into an advisory and transition services agreement, pursuant to which Mr. Morgan provided transition and advisory services during a period of six months following his departure, in exchange for continuation of Mr. Morgan’s base salary and COBRA-eligible benefits for twelve months following March 30, 2023; as well as a lump-sum payment of $419,113 and payment of his target 2023 STI award at the target level.

2024 Proxy Statement | 57

Executive Compensation

CEO to Median Employee Pay Ratio

As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the annual total compensation of our President and CEO Josef Matosevic to the median of the annual total compensation of all employees excluding the CEO was 124:1. This ratio was calculated as described below using the median of annual total compensation of all employees, other than the CEO of $45,863, and the annual total compensation of the CEO of $5,703,647.

The SEC rules for identifying the median compensated employee (“Median Employee”) and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Per SEC rules, the Company is permitted to use the same median employee as was used in fiscal 2021 and disclosed in our 2022 pay ratio disclosure. However, since we believe there has been a change in our employee population through our recent acquisition history, a new median employee was identified for our 2023 pay ratio disclosure using the same methodology and calculations to confirm the median employee from fiscal 2021 and used in our 2022 pay ratio disclosure. For purposes of this disclosure, we used December 30, 2023 as the date used to identify the Median Employee (the “Determination Date”). On the Determination Date, the Company employed a total of 2,577 employees (including 1,403 employees based in the United States). The Company determined the Median Employee as of the Determination Date by identifying total compensation for the period beginning on January 1, 2023, and ending on December 30, 2023, for employees who were employed by the Company on the Determination Date. This group of employees included all full- and part-time employees but excluded Mr. Matosevic.

The group of employees used to determine the Median Employee does not include any independent contractors or “leased” workers. Further, we did not use any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. Total compensation used to determine the Median Employee included base wages, overtime, bonus payments, and the grant date fair value of stock compensation granted during the year. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2023. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates. Compensation paid in currencies other than U.S. dollars was converted to U.S. dollars based on average exchange rates for the twelve month period ending December 30, 2023. After identifying the Median Employee, we calculated the annual total compensation for 2023 for this employee using the same methodology used for the CEO in the Summary Compensation Table.

58 | 2024 Proxy Statement

Executive Compensation

Pay vs. Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between compensation actually paid (as calculated in accordance with applicable SEC rules) and certain financial performance of our Company, as well as certain other information.

									Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for first PEO (1)	Summary Compensation Table Total for second PEO (2)	Summary Compensation Table Total for third PEO	Compensation Actually Paid to first PEO (4)	Compensation Actually Paid to second PEO (4)	Compensation Actually Paid to third PEO (4)	Average Summary Compensation Table Total for Non-PEO NEOs (5)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Total Shareholder Return	Peer Group Total Shareholder Return (6)	Net Income (in millions)	Adjusted EBITDA Margin (7)
2023	5,715,278	N/A	N/A	4,384,579	N/A	N/A	1,112,781	1,000,437	101.62	147.20	37.5	19.3%
2022	6,544,281	N/A	N/A	1,486,682	N/A	N/A	1,035,880	283,340	122.03	113.39	98.4	23.2%
2021	5,331,977	N/A	N/A	10,074,669	N/A	N/A	1,223,075	2,387,841	234.54	123.43	104.6	24.6%
2020	2,227,500	2,188,050	1,533,991	2,923,629	597,049	2,078,775	1,165,507	1,323,008	118.23	112.22	14.2	23.2%

(1)	Josef Matosevic joined the Company in June 2020.

(2)	Wolfgang Dangel separated from the Company in April 2020.

(3)	Tricia Fulton was interim CEO for the period from April 2020 to June 2020.

(4)	The charts below detail the additions to and deductions from the Summary Compensation Table Totals to calculate the Compensation Actually Paid amounts.

(5)
The
Non-PEO
NEOs are comprised of: 2023 – Sean Bagan, Tricia Fulton (resigned in August 2023), Matteo Arduini, Lee Wichlacz, Jason Morgan (resigned in March 2023) and Marc Greenberg; 2022 – Tricia Fulton, Matteo Arduini, Jason Morgan and Marc Greenberg; 2021 – Tricia Fulton, Matteo Arduini, Jason Morgan, Melanie Nealis (resigned in March 2022) and Jinger McPeak (separated in April 2021); 2020 - Matteo Arduini, Melanie Nealis (resigned in March 2022), Jinger McPeak (separated in April 2021) and Raj Menon (separated in September 2020).

(6)
The Company utilized the Dow Jones US Diversified Industries Index, for the peer group. This index has been utilized historically in our Annual Reports on Form
10-K
in connection with the performance graph and most closely aligns with our line of business.

(7)
Adjusted EBITDA margin was selected as the Company-Selected Measure. A detailed adjusted EBITDA margin description and reconciliation can be found within our Q4 2023 earnings release included as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the SEC on February 27, 2024.

The following table reconciles the Summary Compensation Table (“SCT”) totals to Compensation Actually Paid (“CAP”).

	2023		2022		2021		2020

	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	First PEO	Second PEO	Average Non- PEO NEOs

Summary Compensation Table Total	5,715,278	1,112,781	6,544,281	1,035,880	5,331,977	1,223,075	2,227,500	2,188,050	1,165,507

Deduction for value reported in the Stock Awards and Option Awards columns of the SCT	(4,445,378)	(578,361)	(4,989,614)	(528,649)	(2,135,026)	(426,655)	(1,188,548)	(950,066)	(493,238)

Addition for year-end fair value of equity awards granted in the current year	3,604,146	464,664	3,517,429	362,285	4,104,868	503,846	1,884,677	—	571,465

Addition / (Deduction) for the change in fair value of equity awards granted in prior years and unvested as of the end of the current year	(745,509)	(21,906)	(1,918,378)	(194,346)	2,555,350	827,017	—	—	122,384

Addition / (Deduction) for the change in fair value of equity awards granted in prior years and vested during the current year	256,042	23,259	(1,667,036)	(391,830)	217,500	326,594	—	(53,694)	(18,740)

Deduction for the fair value as of the prior year end of equity awards deemed to fail to meet the applicable vesting conditions in the current year	—	—	—	—	—	(66,036)	—	(587,241)	(24,370)

Compensation Actually Paid	4,384,579	1,000,437	1,486,682	283,340	10,074,669	2,387,841	2,923,629	597,049	1,323,008

2024 Proxy Statement | 59

Executive Compensation

The charts below present the relationship between the PEOs and average other NEOs’ CAP to the Company and peer group total shareholder return, net income, and adjusted EBITDA margin for the previous four years. The graphical representations demonstrate that both the PEOs and average other NEOs CAP is aligned with shareholder and Company performance.
Compensation actually paid to PEOs presented in the charts combine the full year compensation of our three PEOs for the 2020 year even though they only served a partial year. Average compensation paid to other NEOs is impacted by the composition of our NEOs each year.

The Company’s TSR has outperformed its peer group over the past four years. The relationship between
CAP and Company TSR is influenced by equity compensation. The Company’s stock price has a significant impact on compensation actually paid to our NEOs as a large portion of NEO compensation is equity based. Our year-end
stock price has fluctuated over the past
f
o
u
r years as follows: $53.29 in 2020, $105.17 in 2021, $54.44 in 2022, and $45.35 in 2023.

Net income in 2020 was lower due to an impairment loss recognized on our goodwill as a result of the economic uncertainty caused by the

COVID-19

pandemic, while net income in the 2021 and 2022 years benefited from acquisitions. 2023 net income was negatively impacted by macroeconomic factors causing swift shifts to the markets we serve.

60 | 2024 Proxy Statement

Executive Compensation

A significant portion of compensation paid to NEOs is based on Company performance. Adjusted EBITDA margin is a performance metric used in both STI and LTI performance payout. Since compensation is directly tied to this measure there is a high degree of correlation between it and compensation. However, CAP is also highly influenced by the Company’s stock price due to the level of equity compensation.
The following table lists
the
four unranked financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our
NEOs
to our performance:

Most Important Performance Measures

Adjusted EBITDA Margin

Revenue Growth

Adjusted Free Cash Flow Margin

Adjusted Non-GAAP Diluted EPS

2024 Proxy Statement | 61

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to Directors. Compensation to Directors is provided under the Company Non-Employee Director Compensation Policy (the Director Policy). Directors who also serve as employees of the Company do not receive payment for their services as Director.

Effective January 1, 2022, the Board approved after Compensation Committee recommendation, the Director Policy, in which each Director is paid a quarterly cash retainer following each regularly scheduled quarterly Board Meeting as well as a quarterly Restricted Stock Unit award as detailed below. The Board believes that compensation of Directors under the Directors Policy aligns the interests of Directors with those of the shareholders in the long-term growth and profitability of the Company. Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings. No changes were made to the Director Policy in 2023.

2023 ANNUAL DIRECTOR COMPENSATION

ANNUAL CASH COMPENSATION: ANNUAL EQUITY COMPENSATION: ADDITIONAL EQUITY COMPENSATION Chairman Chair of Audit & Compensation Committees Chairs of all other Committees	$88,750 $155,000 $106,000 $20,000 $10,000

Directors are paid a quarterly cash retainer following each regularly scheduled quarterly Board Meeting in the amount of $22,187.50 as well as a quarterly Restricted Stock Unit award with a target value equal to $38,750.00. An additional quarterly Restricted Stock Unit award will be granted to Committee chairs with a target value equal to $5,000 for the Audit Committee Chair; $5,000 for the Compensation Committee Chair; $2,500 for the ESG Committee Chair; and $2,500 for the Nominating Committee Chair. The person serving as the Non-Employee Director Chair of the Board will be granted an additional quarterly Restricted Stock Unit award with a target value equal to $26,500.

Directors are subject to Stock Ownership Guidelines where non-management members of the Board should own and hold shares with a value equal to two times (2x) the number of shares awarded to them annually as Directors’ fees.

2023 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)		All Other Compensation ($)	Total ($)

Douglas Britt	88,750	154,072	(3)	—	242,822

Laura Dempsey Brown	88,750	173,985	(4)	—	262,735

Cariappa (Cary) Chenanda	88,750	164,028	(5)	—	252,778

Philippe Lemaitre	88,750	259,401	(6)	—	348,151

Diana Sacchi	66,563	173,985	(5)	—	240,548

Alexander Schuetz	88,750	164,028	(7)	—	252,778

(1)

Although Mr. Matosevic is a member of the board, as President and CEO he does not receive any stock awards or other fees for his service as a Director of the Company and his compensation for 2023 is disclosed in the Fiscal 2023 Summary Compensation Table above.

(2)

The stock awards represent the aggregate grant date fair value of restricted stock units granted. The RSUs are granted quarterly for service as a Director and for attendance at Board meetings and vest one year from the date of the grant. Quarterly grants occurred on March 8, 2023, June 7, 2023, September 29, 2023, and December 11, 2023.

(3)	The grant date fair value of RSUs issued each quarter totaled approximately $38,800. As of December 31, 2023, 2,908 RSUs were unvested.

(4)	The grant date fair value of RSUs issued each quarter totaled approximately $43,500. As of December 31, 2023, 3,284 RSUs were unvested.

(5)	The grant date fair value of RSUs issued each quarter totaled approximately $43,800. As of December 31, 2023, 3,284 RSUs were unvested.

(6)	The grant date fair value of RSUs issued each quarter totaled approximately $65,300. As of December 31, 2023, 4,896 RSUs were unvested.

(7)	The grant date fair value of RSUs issued each subsequent quarter totaled approximately $41,300. As of December 31, 2023, 3,096 RSUs were unvested.

62 | 2024 Proxy Statement

Director Compensation

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2023. Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	524,017 (1)	50.92 (2)	749,059 (3)

Equity compensation plans not approved by security holders	—	—	—

Total	524,017	50.92	749,059

Equity compensation plans approved by the shareholders include the Employee Stock Purchase Plan and the 2023 Equity Incentive Plan.

(1)	Consists of 92,233 stock options, 174,156 RSUs and 257,628 PRSUs. Maximum payout of 200% per units is assumed for the PRSUs which may overstate actual dilution that could occur.

(2)	Reflects the weighted average exercise price of stock options outstanding. RSUs and PRSUs are not included in this column as they have no exercise price.

(3)

The number of securities available for future issuance as of December 30, 2023, were 253,853 shares under the Employee Stock Purchase Plan, 46,380 shares under the Sun Hydraulics Limited Share Incentive Plan and 448,826 shares under the 2023 Equity Incentive Plan. Shares available under the 2023 Equity Incentive Plan may be issued with respect to awards other than options, warrants and rights, such as restricted stock.

2024 Proxy Statement | 63

PROPOSAL — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

2	The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton LLP as Independent Auditors.

The Audit Committee has appointed Grant Thornton to report upon the financial statements of the Company for the year ending December 28, 2024, and the effectiveness of the Company’s internal control over financial reporting as of December 28, 2024. Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so. If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants but will not be required to engage a different auditing firm.

The Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) to report upon the financial statements of the Company for the years ended December 30, 2023, and December 31, 2022, and the effectiveness of the Company’s internal control over financial reporting as of December 30, 2023, and December 31, 2022, respectively. Those audited financial statements are provided in conjunction with the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement.

Fees

The Company incurred the following fees to Grant Thornton LLP during fiscal years 2023 and 2022.

	2023	2022

Audit Fees:

Grant Thornton (principal auditor)	$1,877,483	$1,761,043

Other Auditors	—	—

Subtotal	1,877,483	1,761,043

Audit Related Fees	40,000	257,500

Tax Fees	145,408	65,590

All Other Fees	—	—

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, reviews of the consolidated financial statements included in Forms 10-Q, and statutory audits of the Company’s wholly owned subsidiaries for the fiscal years 2023 and 2022, respectively. Audit Related Fees were incurred for employee benefit plan audit services and due diligence services provided by Grant Thornton’s transaction advisory services group in connection with the Company’s acquisition activity.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them.

A representative from Grant Thornton will attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance. If a quorum is present at the meeting, Proposal 2 will be approved if votes cast favoring the action exceed the votes cast opposing the action.

64 | 2024 Proxy Statement

PROPOSAL — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

3	The Board of Directors recommends a vote “FOR” the advisory vote to approve named executive officer compensation.

Shareholders are being asked to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure.

At our 2024 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders the opportunity to advise our Compensation Committee and Board regarding the compensation of our Named Executive Officers as described in our Proxy Statement pursuant to the compensation disclosure rules of the SEC (“say on pay”). At our 2023 Annual Meeting of Shareholders, as provided in the Dodd-Frank Act, our shareholders were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote to approve Named Executive Officer compensation once every: one, two, or three years. At the 2023 Annual Meeting, approximately 96% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board regarding the compensation of our Named Executive Officers as described in this Proxy Statement.

As set forth in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the goals of our compensation program are to attract, retain, motivate and reward highly qualified leadership personnel and to provide them with attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. The Company’s objective is to attract, retain, and motivate excellent employees, in alignment with the Company’s augmented strategy, and to align the interests of employees with those of the shareholders by giving them a personal interest in the value of the Company’s Common Stock. Please see the Compensation Discussion and Analysis beginning on page 32 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2023 compensation of our Named Executive Officers.

The advisory “say on pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. We will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2024 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinions of our shareholders, and our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. We expect that our next “say on pay” vote will be held at our 2025 Annual Meeting of shareholders. If a quorum is present at the Annual Meeting, Proposal 3 will be approved if votes cast favoring the action exceed the votes cast opposing the action.

2024 Proxy Statement | 65

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Annual Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

66 | 2024 Proxy Statement

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATION OF DIRECTORS BY SHAREHOLDERS FOR THE 2025 PROXY STATEMENT AND PRESENTATION AT THE 2025 ANNUAL MEETING

Our Bylaws govern the submission of nominations for Director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s Proxy Statement for that meeting. Under our Bylaws, if a shareholder, at our 2025 Annual Meeting, wants to:

(i)  nominate a person to stand for election as a Director, the nomination must be received at our principal executive offices no earlier than January 6, 2025, and no later than February 5, 2025. Notice to the Company of a shareholder nomination submitted before January 6, 2025, or after February 5, 2025, will be considered untimely and will not be considered at the 2025 Annual Meeting; or

(ii)  introduce an item of business, the proposal must be received at our principal executive offices no later than December 26, 2024. Accordingly, notice to the Company of a shareholder proposal received after December 22, 2024, will be considered untimely and will not be considered at the 2025 Annual Meeting.

These advance notice provisions are in addition to, and separate from, SEC requirements that a shareholder must meet to have a proposal included in our Proxy Statement and form of proxy for presentation at our Annual Meetings. Under SEC Rule 14a-8, if a shareholder wants to introduce an item of business at our 2025 Annual Meeting and have us include such proposal in our proxy statement and form of proxy for presentation, the proposal must comply with SEC Rule 14a-8 and be received at our principal executive offices no later than December 26, 2024 and otherwise comply with the requirements of SEC Rule 14a-8.

In addition to satisfying the requirements under our by-laws, if a shareholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of Director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2025 Annual Meeting of Shareholders, no later than April 7, 2025). If the date of the 2025 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2025 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2025 Annual Meeting is first made.

Under our Bylaws, a shareholder must follow certain procedures to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. The procedures for nominating a Director are described above in “Governance of the Company — Independence and Committees of the Board of Directors” under the headings “Governance and Nominating Committee” and “Shareholder Recommendations for Nomination as a Director.”

The procedures for introducing an item of business at the 2025 Annual Meeting require providing a written notice of each proposed item of business that must include:

(i)	a brief description of the business desired to be brought before the meeting,
(ii)	the reasons for conducting such business at the meeting,
(iii)	the name and record address of the shareholder proposing such business,
(iv)	the number of shares of stock owned beneficially or of record by the shareholder,
(v)

a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, and

(vi)	a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting.

Shareholder proposals and nominations for Director should be submitted in writing to the Corporate Secretary, at 7456 16th Street East, Sarasota, Florida 34243. A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

MARC A. GREENBERG

General Counsel & Secretary

Dated: April 25, 2024

2024 Proxy Statement | 67

APPENDIX A

NON-GAAP RECONCILIATION

Non-GAAP Adjusted Net Income Reconciliation	Year Ended Dec 30, 2023

GAAP net income	$ 37.5

Acquisition and financing-related expenses[1]	4.0

Restructuring charges[2]	12.1

Officer transition costs	1.2

Acquisition integration costs[3]	0.3

Change in fair value of contingent consideration	(0.1)

Amortization of intangible assets[4]	33.6

Other	(0.3)

Tax effect of above	(11.2)

Non-GAAP Adjusted net income*	$77.1

Non-GAAP Adjusted net income per diluted share*	$ 2.34

Non-GAAP Adjusted EBITDA Reconciliation	Year Ended Dec 30, 2023

Net Income	$ 37.5

Interest expense, net	31.2

Income tax provision	11.7

Depreciation and amortization	63.8

EBITDA*	144.2

Acquisition and financing-related expenses[1]	4.0

Restructuring charges[2]	12.1

Officer transition costs	1.2

Acquisition integration costs[3]	0.3

Change in fair value of contingent consideration	(0.1)

Other	(0.3)

Adjusted EBITDA*	$161.4

Adjusted EBITDA margin*	19.3%

Non-GAAP Adjusted Free Cash Flow	Year Ended Dec 30, 2023

Net Cash provided by operating activities	$83.9

Contingent consideration payment in excess of acquisition date fair value	2.7

Adjusted net cash provided by operating activities*	$86.6

Less: capital expenditures	34.3

Adjusted free cash flow*	$ 52.3

68 | 2024 Proxy Statement

Appendix A

Net Debt-to-Non GAAP Adjusted EBITDA Reconciliation	As of December 30, 2023

Current portion of long-term non-revolving debt, net	23.2

Revolving lines of credit	203.3

Long-term non-revolving debt, net	298.3

Total debt	524.8

Less: Cash and cash equivalents	32.4

Net debt	492.4

TTM Pro forma adjusted EBITDA[5]	163.6

Ratio of net debt to TTM pro forma adjusted EBITDA*	3.01

*

Adjusted numbers are not measures determined in accordance with generally accepted accounting principles (“GAAP”) in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing these specific non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for GAAP. Please carefully review the Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies.

[1]

Acquisition and financing-related expenses include costs associated with our M&A activities. These activities include all phases of the M&A process from analyzing targets, to raising funding, to due diligence and transaction costs at closing. We utilize internal resources for a significant amount of time spent on our acquisition activities and have chosen not to staff a full M&A department or use significant outside services. We believe these costs are not representative of the Company’s operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the year ended Dec 30, 2023, the charges include recurring labor costs of $0.7 million, professional fees of $2.2 million, and other M&A related costs of $1.1 million.

[2]

Restructuring activities include costs associated with our actions to improve operating efficiencies and rationalize our cost structure including the creation of our two new Regional Operating Centers of Excellence. We believe these costs are not representative of the Company’s operational performance and it therefore more meaningful to analyze results with the costs excluded. For the year ended Dec 30, 2023, the charges include non-recurring labor costs of $7.8 million, travel costs of $0.9 million and manufacturing relocation and other costs of $3.4 million.

[3]

Acquisition integration activities include costs associated with integrating our recently acquired businesses, which can occur up to 18 months after acquisition date. We believe these costs are not representative of the Company’s operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the year ended Dec 30, 2023, the charges totaled $0.3 million.

[4]

Amortization of intangible assets presented here includes $0.2 million and $0.7 million of amortization for capitalized software development costs included within cost of sales in the income statement for the three months and twelve months ended December 30, 2023, respectively.

[5]	On a pro-forma basis for Schultes and i3.

2024 Proxy Statement | 69

HELIOS TECHNOLOGIES, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby makes, constitutes and appoints Diana Sacchi and Philippe Lemaitre and each of them (with the power of substitution) proxies for the undersigned to represent and to vote, as designated below, all shares of Common Stock of Helios Technologies, Inc. held of record by the undersigned on April 9, 2024 at the Annual Meeting of Shareholders to be held on June 6, 2024 at 9:00 A.M. EDT at The Liberty, 215 Charles St, Boston, MA 02114 or any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted “FOR” the Election of Directors, “FOR” Proposals 2 and 3. The proxy holders named above also will vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet as described below before the Annual Meeting. Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, read the Proxy Statement and Proxy Voting Instructions. Thank you for voting. CONTINUED AND TO BE SIGNED ON REVERSE SIDE t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED t Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held June 6, 2024 The Proxy Statement and our 2023 Annual Report are available at: http://www.viewproxy.com/HeliosTechnologies/2024

Please mark your votes like this ☒

	FOR	AGAINST	ABSTAIN
01 Josef Matosevic	☐	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

Date ____________________

Signature ____________________

Signature ____________________
(Joint Owners)

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

CONTROL NUMBER

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

TELEPHONE
Vote Your Proxy by Phone:
Call 1 (866) 402-3905

MAIL
Vote Your Proxy by Mail:

Please mark your votes like this x THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 and 3. 1. To elect one Director to serve until the Annual Meeting in 2027, who shall serve until his 2. Proposal to ratify the appointment of Grant Thornton LLP as our independent successor is elected and qualified or until his earlier resignation, removal from office or registered public accounting firm for the 2024 year. death; o☐ FOR☐ AGAINST☐ ABSTAIN FOR AGAINST ABSTAIN 01 Josef Matosevic 3. Approval, on an advisory basis, of the compensation of our named executive o o o officers. ☐ FOR☐ AGAINST☐ ABSTAIN Date ___________________________________________________________________ Signature _______________________________________________________________ Signature _______________________________________________________________ (Joint Owners) DO NOT PRINT IN THIS AREA Note: Please sign exactly as your name or names appear on this card. Joint owners (Shareholder Name & Address Data) should each sign personally. If signing as a fiduciary or attorney, please give your exact title. CONTROL NUMBER Address Change/Comments: (If you noted Please indicate if you any Address Changes and/or Comments plan to attend this meeting o above, please mark box.) o t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Vote Your Proxy by Phone: Vote Your Proxy by Mail: Go to www.FCRvote.com/HLIO Call 1 (866) 402-3905 Have your proxy card available Use any touch-tone telephone to Mark, sign, and date your proxy when you access the above vote your proxy. Have your proxy card, then detach it, and return website. Follow the prompts to card available when you call. it in the postage-paid envelope vote your shares. Follow the voting instructions to provided. vote your shares.